Exhibit 99.2

SENT VIA EMAIL TO:terrence.sinnott@roxfinancial.com;shachar.melman@roxfinancial.com ;david.ronn@roxfinancial.com

May 21, 2021

ROX Financial LP

250 Greenwich Street New York, NY 10007

Re: Letter of Reliance

Phase I Environmental Site Assessment dated April 13, 2021 (EBI# 1121001887)  Amazon Oakley, 6200 Bridgehead Road, Oakley, CA 94561

To Whom It May Concern:

On behalf of EnviroBusiness, Inc. (dba EBI Consulting, hereinafter “EBI”), I am pleased to provide this Letter of Reliance to ROX Financial LP regarding the above referenced Report.  Please note that Mr. David Ronn from ROX Financial Inc. (“Original Client”) authorized this request.

Upon receipt of this letter, signed below by an authorized representative of ROX Financial LP, EBI hereby agrees that ROX Financial LP is authorized to use and rely upon our prior report listed above for purposes of underwriting a proposed mortgage loan, subject to the same Standard Terms and Conditions for Engagement and Scope of Work (the “Contract”) under which the report was completed for our Original Client, a copy of which is attached.  EBI’s liability and rights or remedies shall exist to the extent permitted under the Contract.   Without limiting the generality of the foregoing, EBI shall not incur any liability nor shall ROX Financial LP have any rights or remedies greater than the maximum allowable limits set forth under the Contract.  Additionally, reliance is subject to the same Conditions and Limitations listed in the Report and the following additional limitations:

•

No additional assessment or due diligence activities were completed in conjunction with this letter. As such, EBI’s recommendations and findings for the Subject Property are original to the date of the prior Report as noted above and have not been updated.

•

As of the date of this letter, our Phase I report is 38 days old and conditions on the Subject Property may have changed and EBI’s opinions may have changed since our original site reconnaissance. EBI makes no representation, express or implied, that the condition of the Subject Property on the date of this letter is the same or similar to the condition of the Subject Property as described in the Report.

•

Please note that the American Society for Testing and Materials (ASTM) Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process E 1527-13 standard has established that the shelf life for a Phase I report is one (1) year.  In addition, certain aspects of the original Phase I ESA must be updated after 180 days, including the site visit, regulatory database report review, search for environmental liens and interviews.  Based on this stipulation, the report may no longer be valid for ASTM purposes unless it is updated per the ASTM guidelines.

•

As part of ASTM Standard E 1527-13, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, we ask that you complete the below User Questionnaire as cited in the Appendix X3 of ASTM Standard E 1527-13.  This questionnaire is designed to address one of the requirements to satisfy the intent of the Standard, as noted in Section 1.1 of ASTM E 1527-13.   Specifically, in order to qualify for one of the Landowner Liability Protections (LLPs) offered by the Small Business Liability Relief and Brownfields Revitalization Act of 2001 (the “Brownfields Amendments”), all appropriate inquiry must be conducted, and a Questionnaire completed by the User of the report is one component of such inquiry.  While the Questionnaire is not required, failure to provide this information could result in a determination that “all appropriate inquiry” is not complete.  If ROX Financial LP does not possess or have knowledge of the information requested in the Questionnaire, it is acceptable to mark such questions accordingly.  If you decline to complete and return the Questionnaire, please initial here:

_______________.

ENVIROBUSINESS, INC. LOCATIONS  |  ATLANTA, GA  |  BALTIMORE, MD  |  BURLINGTON, MA (HQ) |  CHICAGO, IL

DALLAS, TX  |  DENVER, CO  |  HOUSTON, TX  |  LOS ANGELES, CA  |  MAHWAH, NJ  |  NEW YORK, NY  |  PHOENIX, AZ

PORTLAND, OR  |   SAN FRANCISCO, CA  |  SEATTLE, WA  |  YORK, PA

5/21/2021
ROX Financial LP	Reliance Letter for Amazon, 6200 Bridgehead Road, Oakley, CA. ESA.

•	This Reliance letter, and any rights or liabilities created under the aforementioned Contract, may not be assigned by ROX Financial LP without the express written permission of the EBI.

Please sign below and return this letter to me via email to amay@ebiconsulting.com.  Regardless of whether EBI receives a copy of this letter countersigned by ROX Financial LP, by accepting draft and/or final copies of the Report and/or asserting reliance thereon, ROX Financial LP agrees to the terms, conditions and limitations set forth in this Reliance Letter.

EnviroBusiness, Inc.	Authorization and acceptance of terms:
ROX Financial LP
By: Josh Simon	/s/ Anthony Moro	May 21, 2011
Its: Senior Account Executive Real Estate Services	Signature Anthony Moro President of ROX Financial GP LLC	Date
	Name	Title

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5/21/2021
ROX Financial LP	Reliance Letter for Amazon, 6200 Bridgehead Road, Oakley, CA. ESA.

STANDARD TERMS AND CONDITIONS FOR THIRD PARTY DUE DILIGENCE SERVICES

The Client and EnviroBusiness, Inc. (Dba EBI Consulting, hereinafter “EBI”) hereby agree as follows:

1.CONTRACT- The Contract is the Proposal or Contract document that is signed and dated by EBI and the Client including these Standard Terms and Conditions for Third Party Due Diligence Services which are appended and incorporated by reference.  The Client is defined as the entity that signs the Proposal or Contract.

2.COMPENSATION FOR SERVICES AND PAYMENT TERMS- The Client agrees to pay EBI in accordance with the payment terms provided in the Contract.

Invoices will be submitted upon submittal of the draft report described in the Proposal.

Invoices are due and payable upon receipt. If payments are not made as agreed, the Client agrees to pay reasonable collection costs and a handling charge of one and one-half percent (1 1/2%) per month.

3.RIGHT OF ENTRY- The Client agrees to furnish EBI with the right-of-entry on the land and into any structures or represents and warrants, if the site is not owned by the Client, that permission has been granted to make site reconnaissance and observations pursuant to the scope of services in the Contract.

EBI will take reasonable precautions to minimize damage to the land and structures from activities related to its services but has not included in the fee the cost for restoration of damage that may result from EBI's operations, unless specifically stated in the Contract.

4.DOCUMENTS- All reports, drawings, field data and notes, laboratory test data, calculations, estimates, and other documents that EBI prepares as instruments of service as part of this Contract shall remain EBI's property.  The Client agrees that EBI's services are on behalf of and for the exclusive use of the Client and that all reports and other documents furnished to the Client or its agents shall be utilized solely for this project. Client shall indemnify and hold harmless EBI, its officers, directors, employees and subconsultants (collectively, EBI) against any damages, liabilities, including reasonable attorneys’ fees and defense costs, arising from or alleging arising from or in any way connected with the unauthorized use of EBI’s documents or instruments of services by the Client or any person or entity that acquires or obtains EBI’s instruments of service from or through the Client without the prior written authorization of EBI. EBI will retain pertinent records relating to the services performed for a period of three (3) years following submission of our report or other documents.

5.DISPOSAL OF SAMPLE- Soil, rock, water, and/ or other samples obtained from the project site are the property of the Client.  EBI shall discard the samples 60 days after EBI's report has been submitted, unless other arrangements are provided in the Contract.  Should any of these samples be found to be contaminated by hazardous substances or suspected hazardous substances, it is the Client's responsibility to arrange and pay for lawful disposal.

a.In the event that samples collected by EBI or provided by Client or wastes generated as a result of Project site investigation activities contain or potentially contain substances or constituents which are or may be hazardous or detrimental to health, safety, or the environment as defined by federal, state, or local statutes, regulations, or ordinances, including but not limited to samples or wastes containing Hazardous Materials, said samples or wastes remain the property of the Client and the Client shall have responsibility for them as generator.  If set forth in the Proposal, EBI will, after completion of testing and at Client's expense, either (1) return said samples and waste to Client, or (2) using a manifest signed by Client as generator, have said samples and/or wastes transported to a location selected by Client for disposal.

b.Client agrees to pay directly all costs associated with the storage, transport, and disposal of said samples and/or wastes. Unless otherwise agreed upon in the applicable Proposal, EBI shall not transport, handle, store or dispose of waste or samples or arrange or subcontract for waste or sample transport, handling, storage, or disposal.

c.Client recognizes and agrees that EBI is working as a bailee and at no time assumes title to said waste or samples or any responsibility as generator of said waste or samples.

6.CONSTRUCTION SERVICES- If EBI's construction observations services are included as part of the scope of services in the Contract, EBI will provide personnel to observe construction to ascertain that it is being performed, in general, in accordance with the plans and specifications.

EBI cannot provide its opinion on the suitability of any part of the work performed unless measurements and observations of that part of the construction are made by EBI personnel.

EBI's services do not make EBI a guarantor of the contractor's work, and the contractor will continue to be responsible for the accuracy and adequacy of all construction or other activities performed by the contractor.  The contractor will be solely responsible for the methods of construction; supervision of personnel and construction; control, of machinery; false work, scaffolding, or other temporary construction aids; safety in, on, or about the job site; and compliance with OSHA regulations.

In consideration of EBI's performance of its obligations to review and evaluate the various bidders and bid submissions and to make recommendations to the Owner regarding the award of the construction contract, the Owner agrees to hold harmless and indemnify EBI for all costs, expenses, damages, and attorneys' fees which are incurred by EBI as a result of any claims, allegations, administrative or court proceedings, arising out of or relating to any bid protest or such other action taken by any person or entity with respect to the review and evaluation of bidders and bid submissions and/ or recommendations concerning the award of the construction contract.  Although this paragraph shall not apply in circumstances in which EBI is finally adjudicated by a court to have actually engaged in intentional and willful conduct without any legitimate justification, privilege or immunity, the Owner shall be obligated to indemnify EBI for all such indemnification obligations incurred by EBI until any such final adjudication has been made by a court of competent jurisdiction.

7.STANDARD OF CARE- EBI's services will be performed in accordance with generally accepted practices of the members of the same profession providing similar services at the same time, in the same locale, and under like circumstances.   The Consultant makes no other representations or warranties, whether express or implied, with respect to the services rendered hereunder.

8.DISPUTE RESOLUTION- Prior to the initiation of any legal proceedings, the parties to this Contract agree to submit all claims, disputes or controversies arising out of or in relation to the interpretation, application or enforcement of this Contract to non-binding mediation.  Such mediation shall be conducted under the auspices of the American Arbitration Association or such other mediation service or mediator upon which the parties agree.  The Party seeking to initiate mediation shall do so by submitting a formal, written request to the other party to this Contract.  This section shall survive completion or termination of this Contract, but under no circumstances shall either party call for mediation of any claim or dispute arising out of this Contract after such period of time as would normally bar the initiation of legal proceedings to litigate such claim or dispute under the laws of the Commonwealth of Massachusetts.

9.INSURANCE-EBI is protected by Worker's Compensation Insurance and General Commercial Liability Insurance.  EBI will furnish certification upon written request.  The Client agrees that EBI will not be liable or responsible to the Client for any loss, damage, or liability beyond the amounts, limits, exclusions, and conditions of such insurance.

10.PROFESSIONAL LIABILITY- In recognition of the limited fees associated with this Contract, the Client agrees to limit EBI’s professional liability to an amount of $50,000 and subject to the terms and conditions of EBI's insurance policy.

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5/21/2021
ROX Financial LP	Reliance Letter for Amazon, 6200 Bridgehead Road, Oakley, CA. ESA.

Notwithstanding any provision in this Contract to the contrary, to the fullest extent permitted by law, in no event  shall either party, its officers, directors, employees, agents or affiliates be liable to the other party with respect to this Contract, or for any act or omission occurring in connection with this Contract, for lost profits, loss of business or any other indirect, incidental, consequential, special or punitive damages of any nature or under any legal theory whatsoever, even if advised of the possibility of such damages and regardless of whether or not the damages were reasonably foreseeable.

11.INDEMNIFICATION FOR HAZARDOUS MATERIALS- The Client agrees that EBI has not contributed to the presence of hazardous wastes, oils, asbestos or other hazardous materials that may exist or be discovered in the future at the site and that EBI does not assume any liability for the known or unknown presence of such materials.

Therefore, the Client shall defend, indemnify, and hold harmless EBI, its consultants, subcontractors, agents, and employees from and against all claims, damages, losses, and expenses including defense costs and lawyer's fees including those that result from the failure to detect or from the actual, alleged, or threatened discharge, dispersal, release, or escape of any solid, liquid, gaseous or thermal irritant, asbestos in any form, or contaminants including smoke, vapor, soot, fumes, acids, alkalies, chemicals, waste, oil or other hazardous material.  The Client shall be liable under this paragraph for claims, damages, losses, and expenses including defense costs and attorney's fees, unless such claims, damages and losses and expenses are caused by EBI's gross negligence.

12.PUBLIC RESPONSIBILITY- The Client acknowledges that the Client or the Site Owner, as the case may be, is now and shall remain in control of the Site for all purposes at all times.  Except as required by law, EBI does not undertake to report to any federal, state, county, or local public agencies having jurisdiction over the subject matter any conditions existing at the Site from time to time that may present a potential danger to public health, safety, or the environment.  The Client agrees to notify each appropriate federal, state, county, and local public agency, as they each may require, of the existence of any condition at the Site that may present a potential danger to public health, safety, or the environment.

Notwithstanding the provisions of the foregoing, EBI will comply with subpoenas, judicial orders or government directives, and federal, state, county and local laws, regulations and ordinances, and applicable codes regarding the reporting to the appropriate public agencies of findings with respect to potential dangers to public health, safety, or the environment. EBI shall have no liability or responsibility to the Client or to any other person or entity for reports or disclosures made in accordance with such statutory or other lawful requirements.  The Client shall defend, indemnify, and hold EBI harmless from and against any and all claims, demands, liabilities and expense, including reasonable attorneys' fees incurred by EBI and arising directly or indirectly out of EBI's reporting such information under a bona fide belief or upon advice of counsel that such reporting or disclosure is required by law.

13.SUSPENSION OF WORK- The Client may, at any time, by a ten (10) day written notice, suspend further work for EBI as such work is defined by this Contract.  The Client shall remain fully liable for and shall promptly pay EBI the full amount for all services rendered by EBI to the date of suspension of services plus suspension charges.  Suspension charges shall include the cost of putting documents and analyses in order, personnel and equipment rescheduling or reassignment adjustments, and all other related costs and charges directly attributable to suspension.

If payment of invoices by the Client is not maintained on a thirty (30) day current basis, EBI may, by providing a ten (10) day written notice to the Client, suspend further work until payments are restored to a current basis.  In the event EBI engages counsel to enforce overdue payments, the Client shall reimburse EBI for all reasonable attorney's fees and court costs related to enforcement of overdue payments.  The Client shall indemnify and save harmless EBI from any claim or liability resulting from suspension of the work due to non-current payments.

14.ASSESSMENT PROCESS-Client understands and agrees that the information reported will be obtained through sources deemed reliable, a visual site survey of areas readily observable, easily accessible or made accessible by the property contact and interviews with owners, agents, occupants, or other appropriate persons involved with the site or property.  Municipal information will be obtained through file reviews of reasonably ascertainable standard government record sources, and interviews with the authorities having jurisdiction over the property.  Findings, conclusions and recommendations included in the report will be based on our visual observations in the field, the municipal information reasonably obtained, information provided by the Client, by agents of the site owner, and/or a review of readily available and supplied drawings and documents.  No disassembly of systems or building components or physical or invasive testing will be performed.  EBI will render no opinion as to the site or property condition at un-surveyed and/or inaccessible portions of the site or property.  EBI will rely completely on the information, whether written, graphic or verbal, provided by the property contact or as shown on any documents reviewed or received from the property contact, owner or agent, or municipal source, and assumes that information to be true and correct.  The observations in the report will be valid on the date of the survey. The report will speak only as of its date, in the absence of a specific written update of the report, signed and delivered by EBI.

15.TERMINATION- Either party may terminate this Contract for cause upon giving the other party not less than seven (7) calendar days written notice for any of the following reasons: substantial failure by the other party to perform in accordance with the terms of this agreement and through no fault of the terminating party and/or material changes in the conditions under which this Contract was entered into, the scope of services or the nature of the project or the failure of the parties to reach agreement on the compensation and schedule adjustments necessitated by such changes.

16.DRAFTING NOT TO BE CONSTRUED AGAINST ANY PARTY- The parties acknowledge and agree that each has had a full opportunity to review and have input into this Contract and that any ambiguity found shall not be construed against any party as drafter.

17.INFORMATION- Client will use reasonable efforts to provide to EBI information in Client’s possession that EBI deems necessary to EBI’s completion of the Scope of Work.

18.INDEPENDENT CONTRACTOR- EBI is being retained by Client pursuant to this Contract as an independent contractor, and nothing herein or otherwise shall be construed to make EBI an employee, agent or representative of Client.  EBI shall not represent to third parties that it represents Client or is the agent of Client.  EBI is responsible for and shall have complete control over all necessary labor, equipment, insurance and materials to perform the Services, and for determining the best means to perform the Services subject to, and in order to satisfy, the requirements of this Contract.

19.ASSIGNMENT- This Contract may not be assigned by either party hereto without the prior written consent of the other party.

20.SURVIVAL- The provisions of this Contract shall survive the completion of the Services and the Scope of Work for each Project or the earlier termination of this Contract and/or the Scope of Work.

21.FORCE MAJEURE- A delay in or failure of performance of either party hereto shall not constitute default hereunder or give rise to any claim for damages if and to the extent such delay or failure is caused by occurrences beyond the control of the party affected, including but not limited to:  acts of God or the public enemy; compliance with any order, action, or request of a governmental authority affecting to a degree, not presently existing, the supply, availability, or use of information, materials or labor; declarations or decisions of public authorities or other public regulations concerning a federal, state or local emergency; acts of war; public disorders; rebellion or sabotage; floods, lightning, fire, natural disaster or pandemic; riots; strikes; labor or employment difficulties whether direct or indirect; general scarcity of transport, goods, or energy; or any causes, whether or not the class or kind of those specifically named above, not within the control of the party affected and which, by the exercise of a reasonable diligence, said party is unable to prevent.

A party which is prevented from performing, for any reason, shall promptly notify the other party in writing of the cause for such non-performance and within a reasonable time set forth the anticipated extent of the delay.  Should either party’s performance hereunder be delayed beyond the control of or without the fault or negligence of such party, the parties to this Contract shall confer to reach an agreement on the conditions upon which the work shall be continued, or otherwise terminated.

22. SEVERABILITY.  Any article or provision of this contract which may be deemed in violation of law shall not affect in any manner the remaining provisions of this contract.

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5/21/2021
ROX Financial LP	Reliance Letter for Amazon, 6200 Bridgehead Road, Oakley, CA. ESA.

23.INTERPRETATION OF AGREEMENT:  This Agreement is to be construed fairly and not in favor of or against any party, regardless of which party or parties drafted or participated in the drafting of its terms.

24.OTHER- This Contract constitutes the entire agreement between Client and EBI with respect to the Scope of Work and supersedes all prior negotiations, representations and agreements. This Contract may only be amended by a written instrument signed by the parties hereto.

This Contract shall be deemed executed and delivered within the Commonwealth of Massachusetts, and all rights and obligations of the parties under this Contract, and any disputes hereunder, shall be governed by the law of the Commonwealth of Massachusetts.

Revised 04.14.20 MMcC/NPP

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Phase I Environmental Site Assessment

Amazon - Oakley

4000 Wilbur Avenue

Oakley, California 94561

EBI Project No. 1121001887

April 13, 2021

Prepared for:

ROX Financial Inc.

250 Greenwich Street

New York, New York 10007

Prepared by:

04/13/2021

Mr. David Ronn

ROX Financial Inc.

250 Greenwich Street

New York, New York 10007

Subject:	Phase I Environmental Site Assessment
Amazon - Oakley
4000 Wilbur Avenue, Oakley, California
EBI Project No. 1121001887

Dear Mr. Ronn:

Attached please find our Phase I Environmental Site Assessment (the report) for the above-mentioned asset (the Subject Property). During the survey and research, our surveyor met/spoke with agents representing the Subject Property, or agents of the owner, and reviewed the Subject Property and its history. The report was completed according to the terms and conditions authorized by you, the Client. This report has been completed in conformance with the ASTM Standard E 1527-13 and the Standard Terms and Conditions for Third Party Due Diligence Services between ROX Financial Inc. and EnviroBusiness, Inc. signed March 21, 2021.

This report is addressed to ROX Financial Inc. and its respective successors and assigns. This Phase I Environmental Site Assessment (the report) has been prepared to assist ROX Financial Inc. in connection with the acquisition of the Subject Property by one of its affiliates with the understanding that the report will be described in and filed as an exhibit to a registration statement being filed with the SEC by ROX Financial LP, an affiliate of ROX Financial Inc. Reliance upon this report does not extend to entities or individuals other than ROX Financial Inc. This Report should not be relied upon by any other person or entity except pursuant to a separate written agreement with EBI. Amendments to EBI's limitations as stated herein that may occur after issuance of the report are considered to be included in this report. EBI's liability to a purchaser wishing to use this report is limited to the cost of the report. Payment for the report is made by, and EBI's contract and report extends to ROX Financial Inc., in accordance with our Standard Terms and Conditions for Third Party Due Diligence Services.

The purpose of this report is to acquire environmental information, observe the general condition and maintenance status of the Subject Property, to suggest remediation and/or maintenance practices considered customary for the Subject Property to continue in its current operation, compared to properties of similar age and condition, and to identify recognized environmental conditions in connection with the Subject Property described in this report.

This report was performed utilizing methods and procedures consistent with established commercial practices and in conformance with industry standards. The suggestions represent EBI's opinion based on written, graphic or verbal information, the property condition and data available to us at the time of the survey. Factual information regarding operations, conditions or data provided by the Client, occupants, owner or their representative has been assumed to be correct and complete.

There are no intended or unintended third party beneficiaries to this report, except as expressly stated herein.

EBI is an independent contractor, not an employee of either the issuer or the borrower, and its compensation was not based on the findings or recommendations made in the report or on the closing of any business transaction.

We declare that, to the best of our professional knowledge and belief, we meet the definition of Environmental Professional as defined in §312.10 of 40 CFR 312 and we have the specific qualifications based on education, training, and experience to assess a property of the nature, history, and setting of the Subject Property. We have developed and performed the all appropriate inquiries in conformance with the standards and practices set forth in 40 CFR Part 312.

Thank you very much for the opportunity to provide environmental consulting services to ROX Financial Inc.. Should you have any questions or require additional information, please do not hesitate to contact the undersigned.

Respectfully submitted, EBI CONSULTING

Jodi L. Vanneman	Brett Bardsley, P.G. Senior
Senior Scientist	Project Manager
bbardsley@ebiconsulting.com

Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

TABLE OF CONTENTS

EXECUTIVE SUMMARY				1

1.0	INTRODUCTION			5

	1.1	Purpose		5

	1.2	Scope-of-Services		5

	1.3	Assumptions, Limitations and Exceptions		5

	1.4	Special Terms and Conditions		7

	1.5	Data Gaps		7

2.0	SUBJECT PROPERTY DESCRIPTION			7

	2.1	Ownership and Location		7

	2.2	Subject Property Improvements		8

	2.3	Current Use of the Subject Property		8

	2.4	Municipal Services & Utilities		8

	2.5	Adjoining Properties		8

	2.6	Physical Setting		9

		2.6.1	Topography	9

		2.6.2	Geology and Soils	9

		2.6.3	Hydrogeology and Hydrology	9

3.0	USER PROVIDED INFORMATION			11

	3.1	Title Records		11

	3.2	Environmental Liens and Activity and Use Limitations		11

	3.3	Specialized Knowledge		11

	3.4	Commonly Known or Reasonably Ascertainable Information		11

	3.5	Valuation Reduction for Environmental Issues		11

	3.6	Owner, Property Manager, and Occupant Information		11

	3.7	Reason for Performing Phase I ESA		11

4.0	RECORDS REVIEW			11

	4.1	Standard Environmental Records		11

		4.1.1	Federal, State and Tribal Agency Database Records	14

		4.1.2	Local Regulatory Agency Records	20

		4.1.3	Vapor Migration	21

	4.2	Historical Use of the Subject Property and Adjoining Properties		21

		4.2.1	Aerial Photographs and Maps	21

		4.2.2	Street Directories	22

EBI Consulting	v

Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

		4.2.3	Recorded Land Title Records	23

		4.2.4	Property Tax Records	23

		4.2.5	Environmental Liens and Activity and Use Limitations	23

		4.2.6	Previous Environmental Reports	23

		4.2.7	Other Historical Records and Interviews	30

5.0	SUBJECT PROPERTY RECONNAISSANCE			32

	5.1	Methodology and Limiting Conditions		32

	5.2	Hazardous Substances and Petroleum Products		32

		5.2.1	Hazardous Substances and Petroleum Products (Identified Uses)	32

		5.2.2	Hazardous Substances and Petroleum Products (Unidentified Uses)	32

		5.2.3	Unidentified Substances Containers	32

	5.3	Waste Generation, Storage, and Disposal		32

	5.4	Underground Storage Tanks (USTs) & Aboveground Storage Tanks (ASTs)		33

		5.4.1	Existing Storage Tanks	33

		5.4.2	Former Storage Tanks	33

	5.5	Oil-Containing Equipment and Polychlorinated Biphenyls (PCBs)		33

	5.6	Additional Site Conditions		34

6.0	INTERVIEWS			34

7.0	CONSIDERATIONS OUTSIDE THE SCOPE OF ASTM PRACTICE E 1527-13			36

	7.1	Asbestos-Containing Material (ACM)		36

	7.2	Radon		36

	7.3	Lead-Based Paint (LBP)		36

	7.4	Lead in Drinking Water		36

8.0	FINDINGS, OPINIONS AND CONCLUSIONS			38

9.0	RECOMMENDATIONS			40

10.0	REFERENCES			41

	Appendix A Photographs

	Appendix B Figures

	Appendix C Pre-Survey Questionnaire and Other Relevant Documentation

	Appendix D Professional Qualifications

	Appendix E Regulatory Database Report

	Appendix F Historical Documentation

	Appendix G Portions of Previous Reports

	Appendix H Terminology

EBI Consulting	v

Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

EXECUTIVE SUMMARY

At the request of ROX Financial Inc., EBI has performed a Phase I Environmental Site Assessment (ESA) of the property located at 4000 Wilbur Avenue in Oakley, California, herein referred to as the Subject Property. The main objective of this ESA was to identify recognized environmental conditions in connection with the Subject Property, defined in ASTM Practice E 1527-13 as the presence or likely presence of any hazardous substances or petroleum products in, on, or at a property: 1) due to any release to the environment, 2) under conditions indicative of a release to the environment, or 3) under conditions that pose a material threat of a future release to the environment. De minimis conditions are not recognized environmental conditions. This ESA also includes a preliminary evaluation of certain potential environmental conditions that are outside the scope of ASTM Practice E 1527-13.

The Subject Property is an approximate 25.1-acre parcel that is part of an industrial park that is currently undergoing redevelopment known as the Logistics Center. The Logistics Center was formerly part of a larger E.I. du Pont de Nemours and Company (DuPont) manufacturing facility (the Dupont Facility) that was transferred to Chemours Company FC, LLC in 2015. Northpoint Development, LLC acquired the Logistics Center property from Chemours in 2018. The Subject Property is currently improved with a single-story warehouse building of approximately 145,503 square feet. GoogleEarth pictometry indicates construction of the building began after February 2020. The tilt-up concrete building has a slab-on-grade foundation with no basement. The majority of the building interior is a warehouse. There are minimal interior improvements for administrative use on the northwest side of the building. Areas of the site not occupied by the building footprint are primarily paved for parking and access. There is an approximate 2-acre area on the west-southwest side that is not allowed to be developed pursuant to approved City development plans and is a wetland mitigation area. EBI observed dense wetland-related vegetation in this area at the time of the site inspection. There are no notable other significant improvements at the Subject Property. At the time of assessment, the Subject Property was occupied by Amazon (referred to as Amazon Hub) for use as a warehouse and distribution facility. Racks and conveyor systems were observed in the warehouse. Tables and kitchen facilities were observed in the breakroom. No industrial, manufacturing or fueling operations are conducted at the Subject Property.

Below is the Assessment Summary Table presenting our recommended actions for the Subject Property. EBI's Findings and Opinions are presented in Section 8.0, and recommendations for further action or investigation are presented in Section 9.0. Please note that REC, HREC, and CREC shown in the table below are acronyms for Recognized Environmental Condition, Historical Recognized Environmental Condition, and Controlled Recognized Environmental Condition.

Report Section		No Further Action	REC	HREC	CREC	Other	Recommended Action	Estimated Cost
2.3	Current Use of the Subject Property	X
EBI Consulting	1

Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

Report Section		No Further Action	REC	HREC	CREC	Other	Recommended Action	Estimated Cost
2.5	Adjoining Properties		X

Much of the surrounding land is part of the former Dupont Facility and is undergoing corrective action. In March 2020, as discussed in more detail in Section 4.2.6, a groundwater investigation conducted by others identified tetrachloroethylene (PCE), a chlorinated volatile organic compound (cVOC), in groundwater off-site near the northeast Subject Property boundary at concentrations exceeding the corresponding regulatory screening values for commercial land uses.

Trichloroethylene (TCE), a daughter product of PCE, was also identified in groundwater. The lateral extent of the cVOC impacted groundwater does not appear to have been evaluated. Based on this information, EBI cannot conclude that the cVOC impacted groundwater does not extend beneath the Subject Property at concentrations that have a potential to pose an unacceptable vapor intrusion threat to indoor air at the

Subject Property (1).

TBD
EBI Consulting	2

Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

Report Section		No Further Action	REC	HREC	CREC	Other	Recommended Action	Estimated Cost
4.1	Standard Environmental Records			X	X

The Subject Property was formerly part of the DuPont Facility which was identified on several regulatory databases. A Land Use Covenant has been recorded for the former DuPont facility, including the Subject Property.

TBD
4.1.3	Vapor Migration		X				See Report Section 2.5 above (1).	TBD
4.2	Historical Use of the Subject Property and Adjoining Properties		X	X	X

Follow 2019 Land Use Covenant (2) and procedures provided

in the Soil and

Materials Management Plan(3). The north side of the

Subject Property was formerly associated with operations at the DuPont Facility. The entire Subject

Property is part of the Land Use Covenant, but only the northeast side is part of the Restricted Area in this covenant.

Action Item
5.2	Hazardous Substances and Petroleum Products	X
5.3	Waste Generation, Storage, and Disposal	X
5.4	Underground Storage Tanks (USTs) & Aboveground Storage Tanks (ASTs)				X		Several storage tanks were formerly operated on the northeast side of the Subject Property in association with the former DuPont Facility. See above (2).	TBD
5.5	Oil-Containing Equipment and Polychlorinated Biphenyls (PCBs)	X
5.6	Additional Site Conditions	X
7.1	Asbestos-Containing Material (ACM)	X
7.2	Radon	X
7.3	Lead-Based Paint (LBP)	X
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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

7.4	Lead in Drinking Water	X

(1)A limited subsurface investigation near the northeast portion of the Subject Property would be required to evaluate if the cVOC impacted groundwater extends beneath the Subject Property at concentrations that have the potential to pose a vapor intrusion threat to indoor air at the Subject Property. Estimated Cost: TBD.

(2)Follow the disclosure and restrictions as presented in the 2019 Land Use Covenant (LUC) and Agreement that minimally require notifications incorporated into the deeds and leases for any portion of the Subject Property. For the Restricted Area on the northeast side of the Subject Property, prohibited uses (residential, hospital, school, day car, and others) along with other prohibited activities (some types of drilling, groundwater extraction, and other activities), proper soil management and other requirements (access rights, inspections , other) must be followed. EBI understands based on information provided by the client that this recommendation is being addressed in the Purchase Agreement Documents. A copy of the LUC is appended. Action Item.

(3)Follow procedures provided in the Soil and Materials Management Plan. EBI understands based on information provided by the client that construction of the existing building was done in compliance with the SMP. Since construction is already complete, there is no action required absent future construction or excavation activity. A copy of this Plan is appended. Action Item.

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

1.0 INTRODUCTION

This report documents the findings, opinions, and conclusions of a Phase I Environmental Site Assessment (ESA) of the property located at 4000 Wilbur Avenue in Oakley, California.

1.1 PURPOSE

The purpose of this ESA was to identify recognized environmental conditions and certain environmental conditions outside the scope of ASTM Practice E 1527-13 in connection with the property at the time of the property reconnaissance.

1.2 SCOPE-OF-SERVICES

This ESA was conducted utilizing a standard of good commercial and customary practice that was consistent with the ASTM Practice E 1527-13. Any significant scope-of-work additions, deletions or deviations to ASTM Practice E 1527-13 are noted below or in the corresponding sections of this report. The scope-of-work for this assessment included an evaluation of the following:

•	Physical characteristics of the Subject Property through a review of referenced sources for topographic,geologic, soils and hydrologic data.
•	Subject Property history through a review of referenced sources such as land deeds, fire insurance maps,city directories, aerial photographs, prior reports, and interviews.
•

Current Subject Property conditions, including observations and interviews regarding the following: the presence or absence of hazardous substances or petroleum products; generation, treatment, storage, or disposal of hazardous, regulated, or biomedical waste; equipment that utilizes oils which potentially contain PCBs; and storage tanks (aboveground and underground).

•	Usage of surrounding area properties and the likelihood for releases of hazardous substances and petroleum products (if known and/or suspected) to migrate onto the Subject Property.
•	Information in referenced environmental agency databases and local environmental records, within specified minimum search distances.
•	Past ownership through a review of available prior reports and local municipal file review.

The scope-of-work also included consideration of the following potential environmental conditions that are outside the scope of ASTM Practice E 1527-13: asbestos-containing materials (ACM), lead-based paint (LBP), lead in drinking water and radon.

1.3 ASSUMPTIONS, LIMITATIONS AND EXCEPTIONS

This Phase I Environmental Site Assessment (the report) has been prepared for the use of ROX Financial Inc., in accordance with our Standard Terms and Conditions for Third Party Due Diligence Services approved and signed by ROX Financial Inc. (the Agreement), and with the limitations described below, all of which are integral parts of this report. A copy of the signed Standard Terms and Conditions for Third Party Due Diligence Services is maintained at the EBI Consulting office in Burlington, Massachusetts. To the extent any provisions of this report conflict with the terms of the Agreement, the Agreement will control.

EBI has performed this Phase I Environmental Site Assessment in conformance with the scope and limitations of ASTM Standard E 1527-13, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process. This report was prepared with no exceptions or deletions from ASTM Standard E 1527-13.

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

This Phase I Environmental Site Assessment has been prepared to assess a parcel of commercial real estate with respect to the range of contaminants within the scope of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. §9601) and petroleum products. As such, this practice is intended to permit prospective purchasers to satisfy one of the requirements to qualify for the innocent landowner, contiguous property owner, or bona fide prospective purchaser limitations on CERCLA liability: that is, the practices that constitute "all appropriate inquiry into the previous ownership and uses of the Subject Property consistent with good commercial or customary practice" as defined in 42 U.S.C. §9601(35)(B).

In defining a standard of good commercial and customary practice for conducting an environmental site assessment of a parcel of property, the goal of the processes established by this practice is to identify recognized environmental conditions. The term recognized environmental conditions means the presence or likely presence of any hazardous substances or petroleum products in, on, or at a property (1) due to a release to the environment, (2) under conditions that indicate an existing release or a past release, or (3) under conditions that pose a material threat of a future release of any hazardous substances or petroleum products into structures on the property or into the ground, ground water, or surface water of the property. The term includes hazardous substances or petroleum products even under conditions in compliance with laws. The term does not include de minimis conditions that generally do not present a threat to human health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.

The information reported was obtained through sources deemed reasonably ascertainable, as defined in ASTM Standard E 1527-13; a visual site survey of areas readily observable, easily accessible or made accessible by the Subject Property contact (performed by video reconnaissance) and interviews with owners, agents, occupants, or other appropriate persons involved with the Subject Property and a review of standard federal, state, and tribal environmental record sources. Municipal information was obtained through review of reasonably ascertainable standard government record sources and interviews with the authorities having jurisdiction over the Subject Property. Findings, conclusions, and recommendations included in the report are based on our visual observations in the field, the standard environmental record sources and municipal information reasonably obtained, information provided by the Client, and/or a review of readily available and supplied documents and drawings. EBI relies completely on the information, whether written, graphic, or verbal, provided by the Subject Property contact or as shown on any documents reviewed or received from the Subject Property contact, owner or agent, or municipal source, and assumes that information to be true and correct unless the information is known to be inaccurate or if it is obvious, based on other information obtained as part of the assessment, that the information is not accurate. Although there may have been some degree of overlap in the information provided by these various sources, EBI did not attempt to verify independently the accuracy or completeness of all information reviewed or received during the course of these environmental services.

The information reported, as well as EBI's findings, conclusions, and recommendations are based upon sources deemed reasonably ascertainable, as defined in ASTM Standard E 1527-13; a visual site survey of areas readily observable, easily accessible or made accessible by the Subject Property contact and interviews with owners, agents, occupants, or other appropriate persons involved with the Subject Property and a review of standard federal, state, and tribal environmental record sources. Municipal information was obtained through review of reasonably ascertainable standard government record sources and interviews with authorities having jurisdiction over the Subject Property. ROX Financial Inc. agrees that EBI has no obligation to independently verify the accuracy or completeness of the information reviewed or received during the course of these environmental services.

EBI renders no opinion as to the presence of hazardous substances or petroleum products in, on or under un-surveyed and/or inaccessible portions of the Subject Property. Unsurveyed and inaccessible portions of the Subject Property are described below. In addition, EBI renders no opinion as to the presence of hazardous substances or petroleum products in, on or under the Subject Property where direct observation of the interior walls, floor, or ceiling of a structure was obstructed by objects or coverings on or over these surfaces.

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

EBI Services and opinions are based on the scientific or technical tests or procedures specifically set forth in the scope of the Services described in this report. The ASTM Standard E 1527-13 does not encompass analytical testing to evaluate asbestos containing materials, radon, lead-based paint, drinking water quality, indoor air quality, stored chemicals, debris, fill materials, surface water, or subsurface samples (soil and groundwater) as part of a Phase I ESA. Because geologic and soil formations are inherently random, variable, and indeterminate in nature, the Services and opinions provided under this Agreement are not guaranteed to be a representation of actual conditions on the Subject Property, which are also subject to change with time as a result of natural or man-made processes, including water permeation. In performing the Services, EBI used that degree of care and skill ordinarily exercised by environmental consultants or engineers performing similar services in the same or similar locality at the same time and under similar circumstances. No other representation, expressed or implied, and no warranty or guarantee is included or intended. The report speaks only as of its date, in the absence of a specific written update of the report, signed and delivered by EBI. Additional information that becomes available after our survey and draft submission concerning the Subject Property should be provided to EBI so that our conclusions may be revised and modified if necessary, at additional cost.

Client and EBI agree that to the fullest extent permitted by law, EBI shall not be liable to Client for any special, indirect, consequential, punitive, exemplary, incidental or indirect damages or losses whatsoever, whether caused by EBI's negligence, errors, omissions, strict liability, breach of contract, breach of warranty or other cause or causes whatsoever.

The assessment was conducted in a manner consistent with the level of care and skill ordinarily exercised by members of the profession, and in accordance with generally accepted practices of other consultants currently practicing in the same locality under similar conditions.

1.4 SPECIAL TERMS AND CONDITIONS

This Phase I Environmental Site Assessment (the report) has been prepared to assist ROX Financial Inc. in connection with the acquisition of the Subject Property by one of its affiliates with the understanding that the report will be described in and filed as an exhibit to a registration statement being filed with the SEC by ROX Financial LP, an affiliate of ROX Financial Inc. Reliance upon this report does not extend to entities or individuals other than ROX Financial Inc. This Report should not be relied upon by any other person or entity except pursuant to a separate written agreement with EBI. Amendments to EBI's limitations as stated herein that may occur after issuance of the report are considered to be included in this report. EBI's liability to a purchaser wishing to use this report is limited to the cost of the report. Payment for the report is made by, and EBI's contract and report extends to ROX Financial Inc., in accordance with our Standard Terms and Conditions for Third Party Due Diligence Services.

1.5 DATA GAPS

Any data gaps identified herein, as defined by ASTM Practice E 1527-13 § 3.2.20, are not considered to have significantly affected the ability to identify recognized environmental conditions in connection with the Subject Property and do not alter the conclusions of this report.

2.0 SUBJECT PROPERTY DESCRIPTION

2.1 OWNERSHIP AND LOCATION

The Subject Property is owned by NP Oakley, LLC and includes and an approximate 25.1-acre parcel identified as Contra Costa County Assessor Parcel Number (APN) 037-020-025.

The Subject Property is located 4000 Wilbur Avenue in Oakley, Contra Costa County, California. The Subject Property is located at the southeast corner of the intersection of Wilber Avenue and Bridgehead Road. Figure 1 - Location Map depicts the location of the Subject Property on a street map of Oakley, California. Figure 2 - Locus Map depicts the location of the Subject Property on the Jersey Island, California United States Geological

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

Survey (USGS) 7.5 Minute Topographic Quadrangle. Figure 3 - Site Plan depicts the configuration of the Subject Property and adjoining properties.

2.2 SUBJECT PROPERTY IMPROVEMENTS

The Subject Property is currently improved with a single-story warehouse building of approximately 145,503 square feet. GoogleEarth pictometry indicates construction of the building began after February 2020. The tilt-up concrete building has a slab-on-grade foundation with no basement. The majority of the building interior is a warehouse. There are minimal interior improvements for administrative use on the northwest side of the building. Areas of the site not occupied by the building footprint are primarily paved for parking and access. There is an approximate 2-acre area on the west-southwest side that is not allowed to be developed pursuant to approved City development plans and is a wetland mitigation area. EBI observed dense wetland-related vegetation in this area at the time of the site inspection. There are no notable other significant improvements at the Subject Property.

2.3 CURRENT USE OF THE SUBJECT PROPERTY

At the time of assessment, the Subject Property was occupied by Amazon (referred to as Amazon Hub) for use as a warehouse and distribution facility. Racks and conveyor systems were observed in the warehouse. Tables and kitchen facilities were observed in the breakroom. No industrial, manufacturing or fueling operations are conducted at the Subject Property.

2.4 MUNICIPAL SERVICES & UTILITIES

The Subject Property is serviced by the following municipal services and utilities:

MUNICIPAL SERVICES AND UTILITIES
Utility	Provider/Source
Potable Water Supply	Diablo Water District
Sewage Disposal System	Iron House Sanitary District
Electrical Service	Pacific Gas & Electric Company (PG&E)
Natural Gas Service	PG&E
Oil Service	Not provided
Heating/Cooling Systems	Rooftop-mounted electric / natural gas HVAC units
Emergency Power	Not provided

2.5 ADJOINING PROPERTIES

Property use in the vicinity of the Subject Property is undeveloped and mixed land uses as summarized in the following table.

ADJOINING PROPERTIES
Direction	Findings
North

The Subject Property is bound to the north by Wilbur Avenue followed by a parcel undergoing development to the north-northwest and undeveloped land to the north-northeast.  The land to the north-northeast was operating a water treatment system reportedly capturing water encountered during the area development and treating it by carbon filtration prior to discharge to the municipal storm drain system.

South	The Subject Property is bound to the southwest by a PG&E natural gas distribution yard at 5900 Bridgehead Road and to the south-southeast by railroad tracks followed by agricultural land.
East

The Subject Property is bound to the east by undeveloped land that is part of the former DuPont facility and appeared to be undergoing final corrective action work along with installation of utilities.

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

West

The Subject Property is bound to the west primarily by Bridgehead Road followed by the Diablo Water District pump station with water storage tank.  To the northeast is a an automotive and boat repair business occupying a light-industrial building at 6001 Bridgehead Road.

The surrounding land to the north and east is part of the former DuPont Facility that was listed on numerous regulatory databases and is further discussed in Section 4.1.

2.6 PHYSICAL SETTING

2.6.1 Topography

The Subject Property is located at an elevation of approximately 20 feet above mean sea level (msl). The Subject Property is mostly developed with essentially flat paved areas and the building and was graded to direct surface water into several natural permeation landscape beds throughout the Subject Property. The area is flat and exhibits an overall gentle downslope to the north-northeast (see Figure 2, which depicts the location of the Subject Property on the Jersey Island, California USGS 7.5 Minute Topographic Quadrangle).

2.6.2 Geology and Soils

No bedrock outcroppings were observed at the Subject Property. Information concerning the geology of the Subject Property was obtained from the USGS Ground Water Atlas of the United States, California region (1995). The Subject Property is located within the Pacific Border physiographic province, which is characterized by steep rolling hills and mountains and consists of severely folded, faulted, and commonly metamorphosed marine and continental sediments.

According to a Geotechnical Exploration Report for the Oakley Logistics Center prepared by Engeo, Inc. in November 2019, two borings were installed on the Subject Property at/adjacent to the Building 1 location to approximately 21 and 46 feet bgs. Boring logs showed poorly graded sand to 7 feet, underlain by sand and silty sand where groundwater was encountered at a depth of approximately 8.5 to 12 feet bgs followed by sandy clay and clayey sand to an approximate depth of 28 feet then clay, clay with sand and sand to a depth of 46 feet bgs. Six test pits were explored to a maximum depth of approximately 8 feet bgs and test pit logs identified silty sand, poorly graded sand and some gravel. Groundwater and debris were not encountered in the test pits. Undocumented fill was reportedly encountered in the upper 1 to 3 feet in four of the test pits.

2.6.3 Hydrogeology and Hydrology

No natural surface water bodies were identified on or adjacent to the Subject Property. The nearest primary water body is the San Joaquin River located approximately 0.5 mile north of the Subject Property. Wetlands associated with the river are located approximately 0.35 mile northeast of the Subject Property (Little Break). In addition, there is what appears to be a semi-flooded wetland on the west-southwest corner of the Subject Property that is reportedly an area that is not allowed to be developed. Wetland-like vegetation was observed in this area by EBI during the site visit.

EBI reviewed several environmental reports prepared for the former DuPont Facility, as referenced in Section 4.2.6. According to these reports, the following three groundwater aquifers units have been identified at the Facility:

Surficial Aquifer: This aquifer consists of fine-grained sand and varies from 5 to 15 feet thick throughout most of the Facility; the Surficial Aquifer thickness increases up to 20 feet south and east of the former manufacturing areas.

Upper Aquifer: This aquifer consists of sand, silty sand, and gravelly sands. This unit ranges from 15 to 30 feet thick through the Facility and greater than 30 feet thick in the eastern portion of the Facility.

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

Low Aquifer: The Lower Aquifer consists of sand, silty sands, gravelly sands, and sandy gravels (in some areas). This unit is approximately 40 to 60 feet thick throughout most of the Facility.

Groundwater flow at the Facility was reported to the north and northeast, with groundwater either discharging to the San Joaquin River or Litter Break. According to a Geotechnical Exploration Report for the Oakley Logistics Center prepared by Engeo, Inc. in November 2019, two borings were advanced on the Subject Property at/adjacent to the Building 1 location to approximately 21 and 46 feet bgs. Boring logs indicated groundwater was encountered at depths of approximately 8.5 to 12 feet bgs. Groundwater monitoring wells were historically located on the northeast part of the Subject Property that were installed as part of environmental investigations, as referenced in Section 4.2.6. No groundwater monitoring wells were observed on the Subject Property at the time of EBI's site visit.

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

3.0 USER PROVIDED INFORMATION

The following section summarizes information provided by ROX Financial Inc., the User, with regard to this Phase I Environmental Site Assessment. Additionally, a User Questionnaire was forwarded to the designated client contact. The User Questionnaire was completed and returned to EBI. The information requested in the User Questionnaire is intended to assist in gathering information that may be material to identifying recognized environmental conditions in connection with the Subject Property. The User Questionnaire and any additional documentation referenced below is presented in Appendix C.

3.1 TITLE RECORDS

Title record information associated with the Subject Property has not been provided to EBI by the User. A detailed discussion regarding review of information obtained from other sources is presented in Section 4.2.3 of this report.

3.2 ENVIRONMENTAL LIENS AND ACTIVITY AND USE LIMITATIONS

Discussions regarding environmental liens for the Subject Property and surrounding land that were formerly part of the DuPont Facility are presented in Section 4.0 of this report.

3.3 SPECIALIZED KNOWLEDGE

The User stated that hazardous materials were previously used on the Subject Property and EBI was provided with several previous environmental reports and several of these reports are discussed in Section 4.2.6. EBI was not provided with or made aware of other previous environmental assessments or other documentation that is material to recognized environmental conditions in connection with the Subject Property, except as presented in Section 4.0 of this report.

3.4 COMMONLY KNOWN OR REASONABLY ASCERTAINABLE INFORMATION

The User has provided no commonly known or reasonably ascertainable information within the local community about the Subject Property that is material to recognized environmental conditions in connection with the Subject Property.

3.5 VALUATION REDUCTION FOR ENVIRONMENTAL ISSUES

The User has provided no information regarding valuation reduction for environmental issues in connection with the Subject Property.

3.6 OWNER, PROPERTY MANAGER, AND OCCUPANT INFORMATION

The User provided contact information for the Subject Property owner, manager and/or occupants.

3.7 REASON FOR PERFORMING PHASE I ESA

The User retained EBI to complete this Phase I Environmental Site Assessment in connection with a real estate transaction.

4.0 RECORDS REVIEW

4.1 STANDARD ENVIRONMENTAL RECORDS

A review of standard environmental databases maintained by Federal, state, and tribal offices was completed through Environmental Data Resources, Inc. (EDR) of Shelton, Connecticut. The databases were searched for

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

properties with reported environmental conditions located within approximate minimum search distances as specified by ASTM Standard E 1527-13, by using geocoding information that identified the coordinates of the properties in the databases or by checking the street addresses of practically reviewable non-geocoded "orphan" properties within the same zip code. The database report is presented in Appendix E.

The database report identified three "orphan sites". Orphan sites are those sites that could not be accurately mapped or geocoded due to inadequate location information. Based on review of the limited locational information provided, two of these sites do not appear to be located within the approximate minimum search distances that may be considered likely to have impacted conditions at the Subject Property. The third site is another DuPont Facility listing that is discussed in Section 4.1.1.

Note that during initial development, the Subject Property address also corresponded to 6200 Bridgehead Road. Following development and consistent with the building signage, the Subject Property is now addressed as 4000 Wilbur Avenue. The listings below that refer to the Subject Property correspond to the former address on Bridgehead Road.

Also noted that the EDR report listed several properties located along Lauritzen Lane as being near the Subject Property. These sites are all located approximately 0.3 mile or greater north and downgradient from the Subject Property.

It should be noted that plotted locations of listed sites are not always accurate. With regard to listings that are determined or suspected to be inaccurate, based on information from other sources such as direct observation or consultation with individuals familiar with the property, EBI uses the best available data when evaluating the location of listed sites discussed below.

The following table provides a summary of the findings of the environmental database report. Specific properties identified within the database report are further discussed in the sections below. Properties that are identified within the database report that are not discussed further in the sections below are not considered to be a concern to the Subject Property based on one or more of the following rationale: absence of reported releases, current regulatory status, distance, presumed hydrogeologic gradient and/or nature/extent of contamination.

SUMMARY OF FEDERAL, STATE, AND TRIBAL AGENCY DATABASE FINDINGS
Database	Target Property	Search Distance (Miles)	< 1/8	1/8 - 1/4	1/4 - 1/2	1/2 - 1	> 1	Total Plotted
NPL		1	0	0	0	0	NR	0
Proposed NPL		1	0	0	0	0	NR	0
NPL LIENS		TP	NR	NR	NR	NR	NR	0
Delisted NPL		1	0	0	0	0	NR	0
CORRACTS		1	1	0	0	1	NR	2
RCRA-TSDF		0.5	1	0	0	NR	NR	1
RCRA-LQG		0.25	3	1	NR	NR	NR	4
RCRA-SQG	1	0.25	2	0	NR	NR	NR	3
US ENG CONTROLS		0.5	0	0	0	NR	NR	0
ERNS		0.125	10	NR	NR	NR	NR	10
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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

US BROWNFIELDS		0.5	0	0	1	NR	NR	1
SEMS		0.5	0	0	0	NR	NR	0
EDR Hist Auto		0.25	1	0	NR	NR	NR	1
US INST CONTROLS		0.5	1	0	0	NR	NR	1
SEMS-ARCHIVE		0.5	1	0	0	NR	NR	1
2020 COR ACTION		0.25	1	0	NR	NR	NR	1
ECHO	1	TP	NR	NR	NR	NR	NR	1
SWF/LF		0.5	0	0	0	NR	NR	0
LUST		0.5	4	0	2	NR	NR	6
Database	Target Property	Search Distance (Miles)	< 1/8	1/8 - 1/4	1/4 - 1/2	1/2 - 1	> 1	Total Plotted
UST		0.25	2	0	NR	NR	NR	2
HIST UST		0.25	2	0	NR	NR	NR	2
AST		0.25	3	1	NR	NR	NR	4
VCP		0.5	2	0	0	NR	NR	2
BROWNFIELDS		0.5	0	0	0	NR	NR	0
CORTESE		0.5	2	0	1	NR	NR	3
CIWQS	1	TP	1	NR	NR	NR	NR	2
DEED		0.5	3	0	0	NR	NR	3
SWEEPS UST		0.25	3	2	NR	NR	NR	5
NPDES	1	TP	NR	NR	NR	NR	NR	1
TOXIC PITS		1	0	0	0	0	NR	0
WDS		TP	1	NR	NR	NR	NR	1
ENVIROSTOR		1	3	0	0	4	NR	7
CERS HAZ WASTE		0.25	5	1	NR	NR	NR	6
HWTS		TP	1	NR	NR	NR	NR	1
NOTIFY 65		1	0	0	0	0	NR	0
WMUDS/SWAT		0.5	0	0	0	NR	NR	0
CERS		TP	2	NR	NR	NR	NR	2
HWP		1	1	0	0	1	NR	2
CHMIRS		0.25	14	1	NR	NR	NR	15
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Phase I Environmental Site Assessment	Amazon - Oakley
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HIST CORTESE	0.5	2	0	2	NR	NR	4
CA FID UST	0.25	3	2	NR	NR	NR	5
RESPONSE	1	0	0	0	0	NR	0
CONTRA COSTA CO. SITE LIST	0.25	12	10	NR	NR	NR	22
EMI	TP	1	NR	NR	NR	NR	1
CERS TANKS	0.25	2	1	NR	NR	NR	3
HAZNET	TP	1	NR	NR	NR	NR	1
RGA LUST	0.5	3	0	1	NR	NR	4
CPS-SLIC	0.5	3	0	0	NR	NR	3
INDIAN LUST	0.5	0	0	0	NR	NR	0
INDIAN UST	0.25	0	0	NR	NR	NR	0
INDIAN VCP	0.5	0	0	0	NR	NR	0

4.1.1 Federal, State and Tribal Agency Database Records

National Priority List (NPL)

The NPL database, also known as the Superfund List, is a subset of CERCLIS and identifies sites that are ranked as high priority for remedial action under the Federal Superfund Act and is searched to 1.0 mile.

Delisted National Priority List (NPL)

The National Oil and Hazardous Substances Pollution Contingency Plan (NCP) establishes criteria that the EPA uses to delete sites from the NPL. In accordance with 40 CFR 300.425(e), sites may be deleted from the NPL where no further response is appropriate. The Delisted NPL database is searched to 0.5 mile.

Superfund Enterprise Management System (SEMS)

SEMS tracks federal hazardous waste sites, potentially hazardous waste sites, and remedial activities performed in support of the USEPA's Superfund Program. The list was formerly known as CERCLIS and was renamed at the end of 2015. The list contains data regarding potentially hazardous waste sites that have been reported to the USEPA by states, municipalities, private companies, and private persons, pursuant to Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). SEMS also contains sites that are either proposed to or on the National Priority List (NPL), as well as sites that are in the screening and assessment phase for possible inclusion on the NPL. SEMS is searched to 0.5 mile.

SEMS - ARCHIVE

SEMS - ARCHIVE tracks sites that have been removed from the SEMS list. This list was formerly known as the CERCLIS- NFRAP list and was renamed SEMS - Archive at the end of 2015. SEMS-ARCHIVE sites may be sites where, following an initial investigation, no contamination was found, contamination was removed without the need for the site to be placed on the NPL, or the contamination was not considered sufficient to warrant Federal Superfund action or NPL consideration. SEMS - Archive is searched to 0.5 mile.

Resource Conservation and Recovery Act (RCRA) - Corrective Action Tracking System (CORRACTS)

RCRAInfo is EPA's comprehensive information system, providing access to data supporting the Resource Conservation and Recovery Act (RCRA) of 1976 and the Hazardous and Solid Waste Amendments (HSWA) of 1984. RCRAInfo replaces the data recording and reporting abilities of the Resource Conservation and Recovery Information System (RCRIS). The database includes selective information regarding sites that generate, transport, store, treat, and/or dispose of hazardous waste as defined by RCRA. The RCRA-CORRACTS database identifies

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Phase I Environmental Site Assessment	Amazon - Oakley
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TSD facilities that have conducted, or are currently conducting, corrective action(s) as regulated under RCRA and is searched to 1.0 mile.

RCRA non-CORRACTS Treatment, Storage and/or Disposal (TSD) Facilities

RCRA non-CORRACTS Treatment, Storage and/or Disposal (TSD) facilities are required to register hazardous waste activity under the Resource Conservation and Recovery Act (RCRA), and the database is searched to 0.5 mile.

RCRA Hazardous Waste Generators

Hazardous waste generators tracked under the Resource Conservation and Recovery Act (RCRA) are classified as either Large Quantity Generators (LQGs), Small Quantity Generators (SQGs), or Conditionally Exempt Small Quantity Generators (CESQG). A RCRA-LQG is defined as a facility that generates over 1,000 kilograms (Kg) of hazardous waste, or over 1 Kg of acutely hazardous waste per month. A RCRA-SQG is defined as a facility that generates between 100 Kg and 1,000 Kg of hazardous waste per month. A RCRA-CESQG is defined as a facility that generates less than 100 Kg of hazardous waste, or less than 1 Kg of acutely hazardous waste per month. RCRA Hazardous Waste Generator listings are searched for the Subject Property and adjacent properties only.

Federal Engineering Control / Institutional Control Registries

The completion of site cleanup activities may include the implementation of engineering controls or institutional controls as part of the response action. Engineering controls include various forms of caps, building foundations, liners, and treatment methods to create pathway elimination for regulated substances to enter environmental media or effect human health. Institutional controls include administrative measures, such as groundwater use restrictions, construction restrictions, property use restrictions, and post remediation care requirements intended to prevent exposure to contaminants remaining on site. Deed restrictions are generally required as part of the institutional controls. Federal Engineering Control / Institutional Control Registries are searched to 0.5 mile.

Emergency Response Notification System (ERNS)

ERNS is a national database used to collect information regarding reported releases of petroleum products and/or hazardous substances. The database contains information from spill reports submitted to Federal agencies, including the EPA, the U.S. Coast Guard, the National Response Center, and the U.S. Department of Transportation. A review of this database was conducted in order to determine whether any spills or incidents involving releases of hazardous substances or petroleum products have occurred at the Subject Property.

State and Tribal equivalent NPL Sites and CERCLIS Sites

State and tribal equivalent NPL and CERCLIS databases were searched for sites located within 1.0 mile and 0.5 mile of the Subject Property, respectively. This database is known as Envirostor and is compiled by the California Environmental Protection Agency, Department of Toxic Substances Control (DTSC) The Envirostor database identifies sites that have known contamination or sites for which there may be reasons to investigate further. The database includes the following site types: NPL; State Response, including Military Facilities and State Superfund; Voluntary Cleanup; and School sites. Envirostor provides similar information to the information that was available in CalSites, and provides additional site information, including, but not limited to, identification of formerly-contaminated properties that have been released for reuse, properties where environmental deed restrictions have been recorded to prevent in appropriate land uses, and risk characterization information that is used to assess potential impacts to public health and the environment at contaminated sites.

California Hazardous Waste Sites (CalSites)

The California Hazardous Waste Sites (CalSites) database contains potential or confirmed hazardous substance release sites identified by the California Department of Toxic Substance Control (DTSC). This database is no longer maintained and has been replaced by Envirostor.

California Bond Expenditure Plan

The California Bond Expenditure Plan was developed by the California Department of Health Services as a site-specific expenditure plan for the appropriation of Hazardous Substance Cleanup Bond Act funds. This database is no longer maintained and has ben replaced by Envirostor.

State and Tribal Spills Sites (Spills)

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A review of available Spills databases was conducted in order to determine whether any spills or incidents involving releases of hazardous substances or petroleum products have occurred at the Subject Property.

Proposition 65 Notification Records

Proposition 65 Notification Records contain facility notifications regarding any release that could potentially impact drinking water and thereby expose the public to a potential health risk.

Toxic Pits Cleanup Act Sites (Toxic Pits)

The Toxic Pits Cleanup Act Sites (Toxic Pits) database contains sites identified by the California Water Resources Control Board that are suspected to contain hazardous substances where cleanup has not yet been completed.

Hazardous Waste and Substances Sites List (Cortese)

The Hazardous Waste and Substance Site List (also known as the Cortese List) is a planning document used by the State, local agencies, and developers to comply with California Environmental Quality Act requirements in providing information regarding the location of hazardous materials releases. Government Code Section 65962.5 requires the California Environmental Protection Agency to develop at least annually an updated Cortese List. The California Department of Toxic Substance Control (DTSC) is responsible for preparing a portion of the information that comprises the Cortese List, and other state and local government agencies are required to provide additional hazardous material release information for the Cortese List.

Spill, Leaks, Investigations, and Cleanup (SLIC)

The Spills, Leaks, Investigations, and Cleanups (SLIC) database, maintained by the California Water Resources Control Board, includes unauthorized discharges from spills and leaks, other than from underground storage tanks or other regulated sites.

State and Tribal Landfill Sites and Solid Waste Disposal Sites

The state and tribal landfill and solid waste disposal site databases identify active or inactive landfill and transfer station facilities, as well as open dumps that failed to meet RCRA Subtitle D Section 4004 criteria for solid waste landfills or disposal sites. In California, these lists include the Solid Waste Information System (SWIS) identified by the Integrated Waste Management Board that may be active or inactive facilities or open dumps that failed to meet RCRA Section 4004 criteria for solid waste landfills or disposal sites; and the Waste Management Unit Database (WMUDS). The WMUDS is used by the California Water Resources Control Board and the Regional Water Quality Control Boards for program tracking and inventory of waste management units. WMUDS is composed of the following databases: Facility Information, Scheduled Inspections Information, Waste Management Unit Information, SWAT Program Information, SWAT Report Summary Information, SWAT Report Summary Data, Chapter 15 (formerly Subchapter 15) Information, Chapter 15 Monitoring Parameters, TPCA Program Information, RCRA Program Information, Closure Information, and Interested Parties Information.

State and Tribal Registered Storage Tank Sites

The California Environmental Protection Agency, the California Water Resources Control Board and other entities previously and/or currently maintained various lists recording permitted aboveground and underground storage tank facilities and include the Facility Inventory Database (FID UST), Hazardous Substance Storage Container Database (HIST UST), and Statewide Environmental Evaluation and Planning System (SWEEPS). Due to multiple agencies tracking storage tank sites, there are often numerous duplicate listings reported.

State and Tribal Leaking Storage Tank Sites

The California Water Resources Control Board (WRCB) along with their Regional offices (RWQCB) and other local agencies collectively maintain databases of reported LUST sites. Due to multiple agencies tracking LUST sites, there are often numerous duplicate listings reported.

Voluntary Cleanup Program (VCP) Properties

The Voluntary Cleanup Program (VCP) database identifies sites that are undergoing self-directed investigation/cleanups under the guidance of the state regulatory agency.

State and Tribal Engineering Control / Institutional Control Registries

The completion of site cleanup activities may include the implementation of engineering controls or institutional controls as part of the response action. Engineering controls include various forms of caps, building foundations, liners, and treatment methods to create pathway elimination for regulated substances to enter environmental

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media or effect human health. Institutional controls include administrative measures, such as groundwater use restrictions, construction restrictions, property use restrictions, and post remediation care requirements intended to prevent exposure to contaminants remaining on site. Deed restrictions are generally required as part of the institutional controls.

California Hazardous Material Incident Report System (CHMIRS)

The California Hazardous Material Incident Report System (CHMIRS) contains information regarding reported hazardous material incidents (i.e. accidental releases or spills). The data source is the California Office of Emergency Services.

Hazardous Waste Information system (HAZNET)

The California Environmental Protection Agency maintains a list of facilities that issue hazardous waste manifests. The source of the manifest records is the California Department of Toxic Substance Control (DTSC). Inclusion on the HAZNET database does not necessarily indicate the existence of an environmental concern, such as a release or spill incident.

Detail Summary
Site Name:	AMAZON.COM SERVICES LLC DFO2 /
Databases:	RCRA-SQG, CA NPDES, CIWQS, ECHO
Address:	6200 BRIDGEHEAD ROAD (former address for Subject Property)
Distance:	Subject Property
Direction:	NA
Gradient:	NA
ID No.:	CAR000313205
Comments:

Small quantity generator of RCRA waste as of 10/12/2020.  On ECHO as a duplicate listing related to waste generation activity.  No RCRA violation reported.  Products that are damaged, returned or aged, etc. that exhibit hazardous waste characteristics must be managed as hazardous waste.  The

Comments:	proper waste collection containers were observed during EBI's site visit. See Section 5.0. On NPDES and CIWQS related to permits issued for surface/storm water control and is not related to a release.
Site Name:	DUPONT CHEMICAL COMPANY/ E.I. DUPONT DE NEMOURS/CHEMOURS/CHEMOURS OAKLEY/NP OAKLEY/SOILS CORRECTIVE MEASURES/VINEYARD TRACT
Databases:	ENVIROSTOR, LUST, SCP-SLIC, VCP, SEMIS-ARCHIVE, CORRACTS, RCRA-TSDF, RCRA LQG, CORRECTIVE ACTION, VCP, CORTESE, HIST UST, OTHER, LUST
Address:	6000 BRIDGEHEAD RD
Distance:	Formerly inclusive of the Subject Property
Direction:	NA
Gradient:	NA
ID No.:	CAH111001131
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Comments:

The Facility is a former chemical manufacturing plant that included approximately 378 acres.  The Subject Property was included within the boundaries on the southwest side of the Facility,  An estimated 55 acres were directly used to produce chlorofluorocarbons (CFCs), fuel-additive anti-knock compounds (AKCs), and titanium dioxide (TiO2).  The Subject Property was not directly associated with the manufacturing activities but did include a Power House and fuel storage along with parking and administrative areas. Production of CFCs began in 1956; AKC production was added in 1957; and TiO2 production was added in 1963. Production of all three product lines has been eliminated, beginning with AKC manufacturing in 1981, CFC manufacturing in 1995, and TiO2 manufacturing in November 1997, followed by a general shutdown of all TiO2 and CFC blending operations on November 30, 1998.  Wastes generated in CFC production included hydrochloric acid, unreacted hydrofluoric acid, unreacted carbon tetrachloride (CT) tetrachloroethene (PCE), CFC-12, CFC-112, and blended products of CFC-113. AKC production included a wastewater stream containing sodium, chloride, sodium hydroxide, unrecovered organolead, dissolved lead species, and inorganic lead. TiO2 manufacturing produced two primary waste streams; one composed of ferric chloride (FeCl3) solids and other metal chloride compounds. Other waste streams associated with the TiO2 manufacturing area were CT and PCE which were pumped through the process lines to clean the system. The wastewater from these manufacturing areas flowed to one or more of the six hazardous waste storage and treatment units (surface impoundments or units) that are subject to this Permit. A Hazardous Waste Facility Post-Closure Permit (Permit) became effective on January 9, 2012. The units subject to the Permit include three concrete and polyethylene-lined ponds (Ponds A, B, and C) and three unlined basins (East Basin , West Basin, and Emergency Basin) that are no longer used for the treatment or storage of hazardous wastes. The ponds and basins were used to treat and store wastewater that was generated at the Site during operation of the manufacturing plant. All six of the units were removed from service in accordance with a Closure Plan dated June 20, 1983, which was approved by the California Regional Water Quality Control Board-Central Valley Region (CRWQCB) and Department of Health Services (DHS) (predecessor agency to DTSC). The Closure Plan included: removing waste materials from all six units for off-site disposal at a permitted hazardous waste landfill; filling five of the units with clean soil; and, leaving one unit (the West Basin) functional for the purpose of receiving non-RCRA wastewater prior to discharge into the San Joaquin River under a National Pollutant Discharge Elimination System (NPDES) permit. The NPDES permit expired in 2001 and piping to and from the West Basin has been sealed; however, the unit still receives rainwater.

The Permit requires monitoring of groundwater and surface water and includes a special condition requiring backfilling the West Basin with clean soil. Groundwater and surface water monitoring for the purpose of the Permit shall be performed in accordance with California Code of Regulations, title 22, Chapter 14, Article 6. Forty-one (41) groundwater monitoring wells have been installed immediately downgradient of the units and are sampled and analyzed regularly for chemical contamination under a Corrective Action Consent Agreement (CACA) between DTSC and DuPont. The Permit requires continued surface water monitoring currently being performed under the CACA at four locations within adjacent surface water bodies (Laurizten Yacht Harbor and Little Break). The Permit also requires scheduled inspections of the integrity of the soil covers over all of the units. Additionally, the Permit requires the Permittee to cooperate with DTSC in preparation and recording of a covenant that will place restrictions on groundwater extraction and building construction and/or occupancy. Permittee shall sign and record the covenant within thirty (30) days after receiving written approval of the form and content of the covenant from DTSC. Project activities commenced on January 9, 2012 and continue through the Post-Closure Permit's term, which is 10 years. Before the Permit expires in 2022, Du Pont may apply to DTSC for a renewal of their post-closure permit.

Comments:

DTSC received a notification letter, or permit modification request dated March 16, 2015, for an ownership change for the facility's Oakley, California site from DuPont to The Chemours Company FC, LLC (Chemours). DTSC approved the ownership change which became effective on July 1, 2015.

DTSC approved a Class 1 permit modification for the change in key personnel on November 9, 2017. As of September 2020, the DTSC status reported that the Permit Maintenance/Class 2 Mod remained in progress.  The DTSC continues to review the Class 2 Mod request to make the items approved in the temporary mod approval permanent.

Site Name:	DUPONT AUTOMOTIVE SYSTEMS
Databases:	RCRA-SQG
Address:	6004 BRIDGEHEAD RD
Distance:	Exact Location not known, possibly adjacent to the north
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Direction:	North
Gradient:	Downgradient
ID No.:	CAR000073429
Comments:

Listed as a Small Quantity Generator 2000-2000.  No RCRA violations reported.  It is surmised that this location may have been the DuPont building that was located north of the Subject Property up to February 2020.  Previous reports reviewed, as referenced in Section 4.2.6, stated a warehouse building was still occupied by DuPont in 2006.

Site Name:	CONTRA COSTA GENERATING STATION
Databases:	RCRA-LQG
Address:	5950 BRIDGEHEAD RD
Distance:	Adjacent
Direction:	South
Gradient:	Upgradient
ID No.:	CAR000219410
Comments:

Listed as a Large Quantity Generator 2009-2011 as a fossil fuel electric power generation facility.  The address indicates this may be the same property as the PG&E natural gas distribution facility adjacent southwest of the Subject Property that is further discussed below.

Site Name:	PG&E PSEP - 5900 BRIDGEHEAD RD, ANTIOCH GAS TERMINAL
Databases:	RCRA-LQG, CPS-SLIC, DEED
Address:	5900 BRIDGEHEAD RD
Distance:	Adjacent
Direction:	South
Gradient:	Upgradient
ID No.:	CAR000019810 SL0601394831
Comments:

Listed as a Large Quantity Generator in 2014.  No RCRA violations reported. PG&E began operations at the site in 1942. The site operates a gas transmission system to distribute natural gas throughout its service area.  In 2003, a 10,000-gallon AST and associated condensate collection pipelines were removed and evidence of release was discovered. Site investigations were performed 2005-2006. Impacted soils were removed in 2007. Eight "L-shaped" treatment wells with horizontal slotted piping at depth were installed on the northern edge of the excavation to be used to remediate impacted soil that could not be removed.  Wells were installed in 2008 and a bioventing system was installed in 2009. Bioventing and biosparging occurred into 2014.  Review of 2016 and 2017 groundwater monitoring results indicated petroleum contaminants were non-detect up to 180 ppm in the most northern well closest to the Subject Property. Additional investigation was performed in 2019 to evaluate whether petroleum impacted soil and groundwater occurred elsewhere at the site.  PG&E abandoned the wells used for remediation and monitoring in 2018. In July 2019, PG&E recorded a Land Use Covenant on the Site.  In August 2019, the Water Board issued case closure for the SLIC case. The groundwater data, completion and remedial action and closed status indicate this site is unlikely to represent an environmental concern to the Subject Property.

Site Name:	VERIZON WIRELESS BRIDGEHEAD ROAD
Databases:	CONTRA COSTA CO. SITE LIST, CERS
Address:	BRIDGEHEAD RD
Distance:	Exact location not known
Direction:	NA
Gradient:	NA
ID No.:	FA0034059
Comments:	Permitted chemical storage facility. No violations reported. Not listed as a release site.
Site Name:	Not provided
Databases:	ERNS
Address:	6000 BRIDGE HEAD RD
Distance:	Exact location not known
Direction:	NA
Gradient:	NA
ID No.:	00053323
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Comments:

A pinhole size leak in a 2-inch pipeline caused a release of approximately 25 pounds of titanium tetrachloride to the air on 03/16/1988. The pipe was shutdown and a "water cannon" was put on it. This release occurred at at time when the area was part of the DuPont Facility.  The type of release (air) and historical occurrence suggests this incident is unlikely to present a concern.

Site Name:	OAKLEY STERNDRIVE & ENGINE REPAIR
Databases:	CONTRA COSTA CO. SITE LIST
Address:	6001 BRIDGEHEAD RD
Distance:	Adjacent
Direction:	Northwest
Gradient:	Crossgradient
ID No.:	772046
Comments:	Listed as an inactive facility that previously stored hazardous materials and generated regulated wastes. Not listed as a release site. No dates provided.

Federal, State and Tribal Agency Database Records Summary

Past/present impact to the Subject Property and investigations specifically related to the DuPont features formerly located on the Subject Property are further discussed in Section 4.2.6.

The above-listed and remaining identified Federal, State and Tribal Agency Database listings are not considered an environmental concern to the Subject Property based on one or more of the following rationale: absence of reported releases, current regulatory status, distance, presumed hydrogeologic gradient and/or nature/extent of contamination.

4.1.2 Local Regulatory Agency Records

Local municipal offices consulted during the completion of this assessment included the following:

Oakley Community Development

The City offices remain closed to public access due to the COVID-19 pandemic. Therefore, research of this agency's records were limited to those posted to their website. Only one entry was identified that included the Subject Property on the City's website at https://www.ci.oakley.ca.us/ and included reference to the Oakley Logistics Center — Development Agreement (DA 01-18), General Plan Amendment (GP 04-18), Rezone (RZ 08-18), Tentative Map (05-18) and Design Review (DR 12-18). An application by NorthPoint Development requesting approval of: 1) Development Agreement (DA 01-18); 2) A General Plan Amendment to remove the Utility Energy and Business Park land use designations from the project site and the applicant seeks to remove, on Figure 3-1 Circulation Diagram, the proposed extension of Live Oak Avenue through the Project site; 3) A Rezone (RZ 08-18) to rezone the property from Specific Plan (SP-3 pending) to the Planned Development (P-1) District; 4) A Tentative Map to create 7 industrial parcels and 4 open space lots; and 5) Design Review for the site development and building design of an approximately 2,249,544 square foot light industrial logistic center. The property is 375.7-acres with a development footprint of approximately 158.5-acres. The property is located just east of the Wilbur Avenue and Bridgehead Road intersection. The site is designated as Business Park, Light Industrial, Utility Energy and Delta Recreation in the Oakley 2020 General Plan. APN’s: 037-020-008, 009, 010, 014, 015, 016, 017, 018,019, 020, 021 and 022 which includes the three parcels that are fully or partially part of the Subject Property.

Department of Toxic Substances Control (DTSC)

EBI searched the DTSC’s databases of Hazardous Waste and Substances Site List Site Cleanup and EnviroStor List that includes NPL sites, State Response Sites, Voluntary Cleanup Sites, School Cleanup Sites and Corrective Action Sites at the website http://www.dtsc.ca.gov/. The Subject Property address was not identified on DTSC’s databases of Hazardous Waste and Substances Site List Site Cleanup and EnviroStor Lists. However, the DTSC is the lead agency providing regulatory oversight for the former DuPont Facility that includes the Subject Property and numerous records for this Facility were posted to the DTSC's website. EBI reviewed selective documents that are further referenced in Section 4.2.6.

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California Water Resources Control Board

EBI accessed this agency’s Geotracker system through their website at http://www.geotracker.swrcb.ca.gov/. This website lists regulated facilities in California including leaking USTs, other contaminated properties reported on the Spills, Leaks, Investigations and Cleanup List (SLIC), wells, land disposal sites, military sites, and permitted UST sites. The Subject Property address was not identified on the Geotracker system. However, the former DuPont Facility that includes the Subject Property was listed as a SLIC site and numerous records for this Facility were posted to the Geotracker website. EBI reviewed selective documents that are further referenced in Section 4.2.6.

4.1.3 Vapor Migration

EBI conducted a vapor migration screening survey of the Subject Property. EBI's site observations and review of the environmental database report (cited in Section 4.1) did not identify any conditions on the Subject Property or on adjoining properties that would indicate a REC relative to vapor migration at the Subject

Property except for the former operation of the DuPoint Facility on and adjacent to the Subject Property; However, as discussed in more detail in Section 4.2.6, tetrachloroethylene (PCE) was detected in two grab groundwater samples collected in what appears to be off-site near the northeast Subject Property boundary at concentrations of 12 and 260 ug/L, respectively. These concentrations exceed the corresponding Commercial Groundwater Vapor Intrusion Human Level developed by the San Francisco Regional Water Quality Control Board (RWQCB). Trichloroethylene (TCE) was detected in the other sample with the lower PCE concentration at a concentration of 0.60 ug/L. The lateral extent of the cVOC impacted groundwater identified off-site near the northeast portion of the Subject Property does not appear to have been evaluated. Based on this information, EBI cannot conclude the cVOC impacted groundwater does not extend beneath the Subject Property at concentrations that have the potential to pose an unacceptable vapor intrusion threat to indoor air at the Subject Property. Please note that a report documenting the findings of this investigation was not published and that no additional information was provided regarding the investigation. The cVOC impacted groundwater identified off-site near the northeast portion of the Subject Property represents a REC to the Subject Property.

This vapor migration screening was conducted in accordance with ASTM E1527-13 and is not intended to satisfy the requirements of ASTM E2600-15. The scope of this screening was limited to visual observations, review of the environmental database report, and other available sampling data as noted above and did not include the collection and laboratory analysis of air samples to confirm or refute the presence of airborne contaminants by vapor intrusion.

4.2 HISTORICAL USE OF THE SUBJECT PROPERTY AND ADJOINING PROPERTIES

EBI attempted to determine the history of the Subject Property dating back to 1940 or first developed use. The historical use of the Subject Property and surrounding area is summarized in the following sections.

Environmentally significant conditions were identified on the Subject Property as it was used as part of a chemical manufacturing facility operated by DuPont from approximately 1955 to 1999. The historical use of the Subject Property and surrounding area is summarized in the following sections.

4.2.1 Aerial Photographs and Maps

Historical aerial photographs and historical fire insurance maps may be used to evaluate changes in land use and to identify visible/labeled areas of potential environmental concern. Historical topographic maps provide information related to physical land configuration such as elevation, ground slope, surface water and other features. While most buildings in densely developed urban centers are not depicted, topographic maps typically show structures equal to or larger than the size of a single-family residence in rural areas. Other notable features such as woods, pipelines, municipal boundaries, and areas of filled land are often marked on topographic maps.

A search for historical aerial photographs, historical fire insurance maps and historical topographic maps depicting the Subject Property and vicinity was conducted by Environmental Data Resources, Inc. (EDR). Historical images

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depicting the Subject Property reviewed are summarized in the following table. Copies of the images are presented in Appendix F.

AERIAL PHOTOGRAPH AND MAP SUMMARY
Period	Subject Property Historical Uses	Surrounding Area Historical Uses	Source(s)
1910	No development or land use was shown on the Subject Property.	A railroad track was to the south.	Topographic Maps
1937, 1939, 1949, 1950, 1952	Developed with a mature vineyard or orchard 1937-1949 and appeared replanted, possibly a young vineyard, by 1950.	Agricultural land (vineyards or orchards), unpaved roads and a railroad to the south.	Topographic Maps Aerial Photographs
1958, 1963

The southern approximate two-thirds of the site remained what appeared to be a vineyard. The north side appeared to include a parking lot on the west side, an electrical substation near the center, a building, and two ASTs on the east side plus other small structures on or adjacent to the northeast side that were associated with the former Dupont Facility.

Remained agricultural/vineyards to the  west and south beyond the railroad tracks.  Buildings associated with the former Dupont plant were to the east and north and a farm house was still present further to the north. The current PG&E facility was to the southwest.

Aerial Photographs Prior Reports
1966, 1968, 1972, 1978, 1979, 1984, 1993	Similar to the previous aerials except two ASTs were present rather than one near the north-central portion of the Subject Property.

Similar to the previous aerials except the Dupont facilities expanded to the north and east and the farm house was no longer apparent further to the north. Highway 160 was present further west by 1972.

Topographic Maps Aerial Photographs Prior Reports
1998, 2006	The vineyards remained on the south side. The parking lot appeared empty on the northwest side and the two ASTs near the north-central side were no longer present.	Generally similar to the previous aerial except there were fewer cars and a few smaller features were no longer present suggesting the Dupont plant was no longer in operation.	Aerial Photographs Prior Reports
2009, 2012	It appeared the previous structures had been removed leaving behind foundation footprints. Vineyards remained on the south side.	Most of the former Dupont buildings had been removed leaving behind foundation footprints. The current water holding tank to the west was apparent.	Aerial Photographs Prior Reports
2016	The vineyards were no longer present and the land appeared unoccupied. The former Dupont building foundations were still evident.	Similar to the previous aerials.	Aerial Photographs
2020	The current building and parking lot were present and undergoing final improvements.	The current new building was present to the north. Undeveloped land was to the northeast and east. The PG&E facility was to the southwest and the water holding tank was to the west.	Site observations

4.2.2 Street Directories

Street directories are commercial publications containing names and addresses, and in many cases, occupations of the occupants of a particular community. The directories may also contain information pertaining to business processes conducted within a community. A search for historical street directories was conducted by

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Environmental Data Resources, Inc. (EDR). EDR provided a report with findings at approximate 5-year intervals from 1992 to 2017. Copies of the street directories are presented in Appendix F.

The Subject Property address of 4000 Bridgehead Road was not listed. The address of 6000 Bridgehead Road occupied by DuPont was listed in the 2010, 2014 and 2017 directories. No other listings were provided for the Subject Property address or 6000 Bridgehead Road.

4.2.3 Recorded Land Title Records

Land title records provide information on previous ownership of a property. Typically, deeds signifying transfer of a land parcel are recorded in county files and can be researched to determine the identity of past owners. A "chain of title" is a continuous record of ownership for a specific parcel. A 50-year chain of title search was not included in the scope of work for this assessment.

4.2.4 Property Tax Records

The Subject Property is part of an industrial park that is currently undergoing redevelopment that included revisions to several parcels in 2020-2021. The Subject Property is now identified as Contra Costa County Assessor Parcel Number (APN) 037-020-025. Previously, the Subject Property was comprised of a portion of the following Contra Costa County Assessor Parcel Numbers (APNs) that were all reportedly owned by Chemours Company FC LLC in to 2020. Readily available information provided by the Contra Costa Assessor for the current and previous parcel numbers is as follows:

•	037020025 - 25.05 acres, land use Industrial-vacant land, currently inclusive of the Subject Property
•	037020018 - 8.06 acres, land use Industrial-vacant land, formerly the northwest side of the Subject Property
•	037020019 - 16.35 acres, land use industrial-vacant land, formerly the east and northeast side of the Subject Property
•	037020020 - 21.95 acres, land use industrial-vacant land, formerly the general center and southwest side of the Subject Property

4.2.5 Environmental Liens and Activity and Use Limitations

EBI retained Land Title Inquiries, Inc. to conduct a search for Environmental Liens and Activity and Use Limitations for the Subject Property researched as APNs 037-020-018, -019 and -020. The current owner was identified as NP Oakley, LLC.

The search was completed by a title professional from Land Title Inquiries, Inc. and included review of reasonably ascertainable Land Title and Judicial records. The Environmental Lien Search Report indicated that no environmental liens were found of record. However a Land Use Covenant and Agreement Environmental Restrictions recorded on 05/31/2019 in Document No. 2019-0080542 was found on record. A copy of the Environmental Lien Search Report and accompanying documentation is presented in Appendix C. See Section 4.2.6 for further discussion.

4.2.6 Previous Environmental Reports

As part of the former Dupont/Chemours plant site (the Facility), volumes of documents have been prepared recording the results of subsurface assessments and agency approvals, opinions and oversight. Due to the volume of documentation available (EBI was provided for review over 2,483 documents), EBI did not review all these documents. In order to evaluate specific concerns to that portion of the Subject Property that was part of the former Facility, EBI scanned documents posted to the Geotracker and Envirostor websites, as referenced in Section 4.1.2, in addition to other provided documents, specifically searching site plans and figures that would identify Facility investigations that occurred on the Subject Property. To this end, EBI reviewed the documents

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below that appeared to provide site-specific information. Portions of some of these documents are provided in Appendix G.

•	RCRA Facility Assessment Supplement, Du Pont De Nemours & Company, Antioch, California, Department of Toxic Substances Control, Region 2, April 1993.
•	Western Development Area Phase I and Phase II Environmental Site Assessment, Dupont Oakley Site, Corporate Remediation Group, October 19, 2004.
•	Focus Area #2, Soil RFI Report, DuPont Oakley Site, Oakley, California, Pioneer Technologies Corporation, October 2014.
•

Notice of Final Decision for Corrective Action Completion, Former DuPont Facility, 6000 Bridgehead Road, Oakley, California 94561-2940, Contra Costa County, California Department of Toxic Substances Control, May 1, 2006.

•	2015 Annual Groundwater Monitoring Report, Chemours Oakley Site, Oakley, California, EPA ID CAD 009151671, Parsons, March 1, 2016.

Summary of the above documents.

DuPont conducted manufacturing activities on approximately 54.3 acres of a 378-acre tract that produced chlorofluorocarbons (CFCs), fuel additive anti-knock compounds (AKS) and titanium dioxide (TiO2). The manufacturing ceased operations from 1981 to 1999. As of 2004, only a Dupont Warehouse was still operating on the Facility, but not on the Subject Property.

The 1993 RCRA Facility Assessment mapped the location of Solid Waste Management Units (SWMUs) on the Facility. With regarding to the Subject Property, maps in this document depicted buildings located on the northern approximate third of the Subject Property. Within this northern area, these structures included a Field Office (Building 613) on the west side, Building 644 on the southeast side (no use specified), and Building 500 on the east side (identified as the Power House and appeared to be the structure observed in older aerials with smoke stacks). The area of the ASTs observed in aerials was labeled 507 and other non-specific, small structures were located on the east side labeled as 500, 509 and 583. The contents of the ASTs were not listed. No SWMUs were mapped as being located on the Subject Property. It is noted that this was one of the earlier, initial investigations and this document was prepared by the DTSC to identify SWMU areas that required investigation.

Collectively, investigations at the Facility determined that the majority of the Subject Property was never developed as part of the Facility and included the approximate two-thirds southern portion that remained agricultural and was stated to be vineyards. The northern portion that was developed as part of the Facility was developed with an office building and parking areas on the west side, an electrical substation near the center, and the Manufacturing Support Area on the east side that formerly included the Power House, fuel storage tanks and roadways that had suspect base materials of concern. As it was determined that portions of the Facility on the west-southwest side were not included in the manufacturing activities, the area was designated the Western Development Area and the 2004 Phase I and II Report presented data that recommended this area be removed from the Facility boundary that was subject to corrective action. The DTSC agreed and issued the 2006 Notice of Final Decision for Corrective Action Completion. The northeastern portion of the Subject Property, the former Manufacturing Support Area, remains within the Facility boundary and is subject to the LUC. This area will be used as a parking lot for Building 1 planned to be occupied by Amazon.

The 2004 Phase I and II Environmental Site Assessment only addressed the WDA areas and did not include assessing the northeast portion of the Subject Property, the former Manufacturing Support Area. An electrical substation built in 1955 remained on the Subject Property as of 2004. The Phase II assessment included soil samples collected from the surface down to 6 feet from the electrical substation, parking lot and areas with Sierra-Crete Road Base from the Subject Property. The road base was manufactured on-site by DuPont and used in some locations from 1998 to 1997. Testing in 2002 showed that trace levels of dioxins had been identified in

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the road base material. Review of the sampling maps showed a total of 21 sample locations on the WDA portion of the Subject Property with over 30 samples collected and analyzed for VOCs, PCBs, dioxins, furans, metals, and/or arsenic, as deemed appropriate for the historical land use. Only relatively low levels of dioxins, some metals, arsenic, and two VOCs (acetone, methylene chloride and methyl ethyl ketone at very low levels possibly due to common laboratory contamination) were detected at levels deemed representative of background/naturally-occurring levels, below residential Risk Based Screening Concentrations (RBSC) or were below DTSC's residential action levels (for dioxins). The 2004 assessment also noted that extensive assessment and removal of the Sierra Crete roads was conducted and a statement of work was previously submitted to the DTSC. The data demonstrated the Sierra Crete product was below applicable delineation criteria for dioxins and there was no evidence of the migration of dioxins. The 2004 assessment concluded that based on the results of the soil samples, the WDA required no further investigation prior to development. The DTSC concurred in their letter of May 1, 2006, approving the Corrective Action Completion without controls and removing this area from the Facility boundary. EBI concurs that the former Facility parking, administrative area and electrical substation on the north-northwest side of the Subject Property and the former vineyard area that comprises an approximate two-thirds of the Subject Property appear to have been adequately investigated.

The northeast corner of the Subject Property was further assessed in the 2014 Focus Area #2 report. The purpose of this report was to re-evaluate existing data and to conduct additional assessment where previous sampling had identified remaining areas of concern or where data gaps were determined to exist. The northeast portion of the Subject Property was referred to in this report as the Power Area and was no longer referred to as the Manufacturing Support Area (EBI notes that the Manufacturing Support Area was also previously used to refer to an area north of the Subject Property in the WDA). The soil samples collected from the areas investigated were analyzed for Title 22 inorganics, VOCs, TEL, lead, arsenic, fluorides, dioxins and furans, PCBs, petroleum compounds in the diesel, gasoline and kerosene ranges (DRO/GRO/KRO), mercury, pesticides and/or chlorinated herbicides as determined applicable by their historical land uses. Areas of wood-lined trenches were identified and removed along with additional spot excavations. Areas of concern on the northeast corner of the Subject Property in the 2014 report were identified to include the following:

•

Two fuel oil ASTs installed in 1956 and used to fuel the plant steam boiler and a 3,000-gallon diesel AST (nearly adjacent to each other) all removed by 1999. A total of 17 sample locations collecting soil samples from depths up to 8 feet bgs were collected from this area and results notably showed maximum diesel range organics (DRO) and gasoline range organics (GRO) were below the DRO RBSC of 406 ppm and GRO RBSC of 103 ppb in 15 out of the 16 locations and some areas of slightly elevated thallium and vanadium. One sample identified DRO at 3,500 ppm and 580 ppm and were below the Updated Oakley Soil Preliminary Cleanup Levels (PCL) established for the site in 2013.

•

An area initially identified in the 1993 RCRA Facility assessment as an area that had a septic tank and was later found to include one 5,000-gallon gasoline UST, one 500-gallon gasoline UST, one 1,000-gallon diesel UST and one 25,000-gallon fuel oil storage tank on and adjacent to the northeastern boundary. A total of 18 sample locations collecting soil samples from depths up to 8 feet bgs were collected from this area and results notably showed DRO over the RBSC of 406 ppm in three of the 15 locations. The maximum DRO identified was 3,400 ppm and was below the PCL.

•

Two trenches that conveyed storm water were assessed that ran along the former Oil Tanker Road and Sixth Street. A total of 16 sample locations collecting soil samples from depths up to 8 feet bgs were collected from this area and results notably showed slightly elevated thallium in some locations.

The few locations where slightly elevated contaminants were identified were adequately surrounded horizontally and vertically by samples with constituent concentrations below RBSCs or background concentrations. Further, a human health risk assessment (HHRA) was conducted to evaluate the potential direct-contact exposure to the identified elevated constituents in soil. Results of the HHRA showed risk estimates that were less than the benchmark values for all exposure scenarios. It was concluded that the risks were considered acceptable, and that remediation was not required.

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Historical groundwater data collected from sample locations on the Subject Property were provided in the 2015 Annual Groundwater Monitoring Report. The most recent available Groundwater Monitoring Report was reviewed and is further discussed later in this Section. Per the 2015 report, first depth to groundwater was reported in the on-site sample locations at 9 to 21 feet bgs. A total of 12 groundwater monitoring wells or sample points were identified on the northeast side of the Subject Property. All these wells were analyzed for VOCs and/or total petroleum hydrocarbons (TPH) as diesel rage organics (DRO) and gasoline range organics (GRO). The analytes were reported as non-detect, except as noted below.

•	TP-27: Sampled 12 times from 2008 to 2011, only acetone was detected at <2 ppb
•	TP-28: Sampled 20 times from 2008 to 2015, only CFC-113 at 23-103 ppb, benzene at <1 ppb and DRO up to 420 ppb were detected
•	TP-30: Sampled 12 times from 2008 to 2011, only acetone detected at <5 ppb)
•	MW-204: Sampled five times from 2012 to 2014: only carbon tetrachloride detected at <2 ppb
•	MW-201: Sampled nine times from 2012 to 2015: no detections
•	TMW-SG-50: Sampled three times from 2011 to 2015: only benzene detected once at 0.19 ppb, and DRO up to 1400 ppb in 2015
•	TMW-SG-51: Sampled twice in 2011 and was non detect in 2011
•

G-01 thru G-05, sampled various times 1989-2015, VOCs all <1 ppb except G-02 & G-03 up to 380 ppb benzene in 1989 (sampled only once); and various VOCs up to 96 ppb with subsequent sampling reporting non detect (G-01 was non detect). In 1989, DRO up to 2400 ppb in 1989. In 2015, DRO up to 150 ppb.

The 2015 report concluded that based on TPH analytical data since 2008, TPH concentrations fluctuate, but are overall generally stable. Based on a preliminary evaluation of TPH groundwater monitoring results and the SWRCB Low-Threat Underground Storage Tank Case Closure Policy adopted on August 17, 2012, closure of the TPH plume using this policy was recommended. It is noted that the wells listed above are no longer monitored as part of the well network as presented in the more recent Groundwater Monitoring Reports (see below). Further, EBI identified a workplan that presented methods to properly abandon wells on the Geotracker website and no on-site wells were visually identified during EBI's recent site visits.

In addition to the reports above, EBI was provided the documents below to specifically evaluate the current subsurface conditions at the Subject Property. Portions of some of these documents are provided in Appendix G.

•

Plume 1 and Plume 2 Groundwater Corrective Measures Study Report, Chemours Oakley Site, Contra Costa County, California. EPA ID. No. CAD009151671, Pioneer Technologies Corporation (Pioneer), May 24, 2017.

•	Final Plume 1 and Plume 2 Groundwater Corrective Measures Implementation Plan (CMIP), Chemours Oakley Site, Parsons, August 13, 2018.

•	Land Use Covenant and Agreement, Environmental Restrictions (LUC), by/between The Chemours Company FC, LLC and Department of Toxic Substances Control, recorded May 31, 2019.

•	Plume 1 and Plume 2 Groundwater Corrective Measures Implementation Quarterly Report, Chemours Oakley Site, Oakley, California. Parsons, November 2019.
•	Building 1 Vapor Intrusion (VI) Investigation Technical Memorandum (Updated), Oakley Site, 6000 Bridgehead, Road, Oakley, California. Pioneer, April 2, 2020.
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•	Annual Groundwater Monitoring Report, Oakley Site, Pioneer, May 31, 2020.
•

Building 1 Vapor Intrusion Investigations Technical Memorandum, Former Chemours Plant, Oakley California, EPA I.D. No. CAD0099151671, California Department of Toxic Substances Control (DTSC), May 21, 2020.

•	2020 Annual WDR Report for Plume 1 and Plume 2 Groundwater CMI, Oakley Site, Pioneer Technologies Corporation, January 2021.
•	Executive Summary of Environmental History and Current Status, Oakley Site, Contra Costa County, California. Pioneer February 5, 2021.

In addition, EBI was also provided with a laboratory analytical report for grab groundwater samples that were collected in March 2020 by Pioneer Technologies Corporation (Pioneer) as part of the so-called "sewer line investigation." A figure was also provided showing the approximate locations where those samples were collected. Please note that a report documenting the findings of this investigation was not published and no additional information regarding the investigation was provided. The laboratory analytical report and associated figure are provided in Appendix G.

The following is a summary of EBI’s review of the above documents.

Background

The Subject Property is located in the southwest portion of the DuPont Facility identified on the California State Water Resources Control Board’s (SWRCB’s) Geotracker website as the Dupont Chemical Co, Antioch Works (E.I. Dupont) (SL0601340233) (herein identified as the Facility). The Facility is a former Dupont chemical manufacturing plant that produced chlorofluorocarbons (CFC), fuel-additive anti-knock compounds (AKC), and titanium dioxide (TiO2). By 1999, all manufacturing activities ceased and the manufacturing structures were demolished. Maps provided in the prior investigation reports depict the Subject Property as located southwest of the former AKC, CFC, and TiO2 Manufacturing Areas. While manufacturing areas were not depicted on the Subject Property, at least two ASTs were located on the Subject Property and USTs were located on or adjacent to the northeast side of the Subject Property.

Previous subsurface investigations by others since 1979 identified subsurface impacts related to the former manufacturing activities at the Facility. The chemicals of concern (COCs) identified during those investigations included the following:

•	COCs Primarily Associated with a Release from the CFC Manufacturing Area: trichlorofluoromethane (CFC-11), 1,1,2-trichlorofluoroethaene (CFC-113), carbon tetrachloride (CT) and degradation products.
•

COCs Primarily Associated with a Release from the AKC Manufacturing Area and the Lead Sludge Spill Area: 1,2-dibromoethane (1,2-DBA), 1,2-dichloroethane (1,2-DCA) and degradation products, lead (dissolved) and organolead.

•	Other COCs: Arsenic, fluoride, tetrachloroethylene (PCE) and degradation products. Reportedly, the PCE impacts are relatively widespread across a large portion of the Subject Site.

Completed source area remedial actions at the Facility have included removal of waste sludge, removal of subsurface sumps, and removal of impacted soils. In addition, a groundwater pump and treat system was installed in 1990 to limit the migration of impacted groundwater towards surface water and two permeable reactive barriers (PRBs) were installed.

The following three groundwater aquifers units have been identified at the Facility:

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•

Surficial Aquifer: This aquifer consists of fine-grained sand and varies from 5 to 15 feet thick throughout most of the Facility; the Surficial Aquifer thickness increases up to 20 feet south and east of the former manufacturing areas.

•

Upper Aquifer: This aquifer consists of sand, silty sand, and gravelly sands. This unit ranges from 15 to 30 feet thick through the Facility and greater than 30 feet thick in the eastern portion of the Facility.

•	Low Aquifer: The Lower Aquifer consists of sand, silty sands, gravelly sands, and sandy gravels (in some areas). This unit is approximately 40 to 60 feet thick throughout most of the Facility.

Groundwater flow at the Facility is generally from the south to the north or northeast, with groundwater either discharging to the San Joaquin River or Little Break. Surface water features influence the depth of the potentiometric surface in the Surficial and Upper Aquifers during the wet and dry seasons.

Groundwater impacts in the Surficial, Upper, and Lower Aquifers from historical releases have been conceptualized as a collection of comingled plumes emanating from different source areas. In general, groundwater impacts have been conceptualized as three separate plumes: Plume 1, Plume 2, and Plume 3. The Subject Property is located southwest of Plume 1.

2019 Vapor Intrusion Assessment

In February and August 2019, Pioneer conducted on behalf of NorthPoint Development (NorthPoint) a vapor intrusion (VI) investigation to evaluate whether or not VI mitigation was necessary for proposed Building 1, now addressed as 4000 Wilbur Avenue and soon to be occupied by Amazon at the Subject Property. In September 2019, NorthPoint purchased the Subject Property and surrounding land from Chemours Company FC, LLC with plans to incrementally develop multiple commercial/industrial warehouse buildings on the purchased land. The DTSC has agreed to conduct evaluation activities on a building-by-building basis. The current Building 1 footprint appears to be located mostly within an area identified as the Western Development Area (WDA). The WDA is an area that was released by DTSC without any controls from the Facility lands because soil concentrations in the WDA were found to be less than residential screening levels and there are no significant residual groundwater impacts. Therefore, the WDA was removed from the former Facility boundary and is outside the Restricted Area defined in a LUC that impacts the majority of the remaining Facility lands, including the northeast portion of the Subject Property. The northeast portion of the Subject Property was previously identified as the Manufacturing Support area and notably included fuel storage tanks. The field investigation activities conducted by Pioneer in February 2020 included the following:

•

Collected groundwater samples from the following groundwater monitoring wells TMW-SG-49 (350±feet east of the Subject Property), TMW-SG-50 (on the northeast side of the Subject Property), TP-30 (on the northeast side of the Subject Property) and TP-35 (500± feet east of the Subject Property) and submitted the samples for laboratory analysis of volatile organic compounds (VOCs). In addition, groundwater samples collected from TMW-SG-49 and TP-35 were also analyzed for organolead.

•

Collected a soil vapor sample from SG-49 (350± feet east of the Subject Property) for analysis of VOCs and organolead. Reportedly, an attempt was made to collect a soil vapor sample from the on-site TMW-SG-50; however, a sample could not be collected at this location because shallow groundwater was encountered during purging.

•	Collected an upwind ambient air sample for analysis of VOCs and organolead.

Because organolead was detected in the groundwater sample collected from TMW-SG-49, additional organolead samples were collected between TMW-SG-49 and the proposed Building 1 to better assess whether or not organolead could pose a potential VI risk for proposed Building 1. The field investigation activities conducted by Pioneer in April 2020 included the following:

•	Collected groundwater samples from wells TMW-SG-101 and MW-203 (both 200± feet east of the Subject Property) for analysis of organolead.
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•	Collected a soil vapor sample from SG-101 for analysis of organolead (200± feet east pf the Subject Property).

The analytical results indicated that the following constituents were detected in at least one groundwater, soil vapor, or ambient air sample: acetone, benzene, carbon tetrachloride, Freon 11, Freon 12, Freon 113, PCE, organolead, and toluene. None of the detected constituents in soil vapor or groundwater exceeded the corresponding United States Environmental Protection Agency (EPA) Vapor Intrusion Screening Level (VISL) for commercial land uses except the organolead in the groundwater sample collected from TMW-SG-49. Organolead was not detected in the co-located soil vapor samples or sample locations more proximate to Building 1 (TMW-SG-101, SG-101, MW-203, TMW-SG-50, and TP-30).

Based on this information, Pioneer concluded that VI mitigation was not necessary for the Building 1 footprint based on the following:

•

There were no VISL exceedances in any Building 1 VI investigation samples, with the exception of organolead in the TMW-SG-49 groundwater sample. The organolead ISL exceedance in TMW-SG-49 was delineated by sample results more proximate to Building 1 (TMW-SG-101, SG-101, MW-203, TMW-SG-50, and TP-30).

•	Building 1 will be upgradient of all known groundwater plumes and the former manufacturing areas.
•

Building 1 will be located almost entirely in the WDA, which DTSC released without any controls because soil concentrations are less than residential screening levels and there are no groundwater impacts.

In May 2020, in its letter to Northpoint, the DTSC stated that it concurred with Pioneer’s recommendation that Building 1 could be constructed without a vapor intrusion mitigation system (VIMS). The DTSC based its decision on the following: (1) the proposed building location is not located over the mapped spatial footprint of the groundwater plumes; and (2) subsurface contaminant concentrations at the proposed building locations are at or below the EPA’s residential screening numbers, and (3) the building is intended for commercial use only.

2019 Groundwater Monitoring

In 2019, Parsons prepared on behalf of The Chemours Company FC, LLC a Monitoring report for Plumes 1 and 2. The report summarized the groundwater monitoring activities conducted through the third quarter of 2019. Review of figures indicates that the nearest groundwater remediation footprint is approximately 280 feet northeast and downgradient to the Subject Property. CMIP Source Areas are the Surficial Aquifer and Upper Aquifer with a few pockets of deep soil excavation areas that are being targeted by the groundwater corrective measures, as described in the 2018 CMIP. Areas of elevated groundwater contamination are not depicted on the Subject Property. These figures also continue to depict the northeast side of the Subject Property as being located within the Corrective Action Facility Boundary.

2020 Sewer Line Investigation

In March 2020, Pioneer Technologies Corporation (Pioneer) advanced six borings (B-01 through B-06) near what appears to be the northeast portion of the Subject Property as part of a "sewer line investigation." Grab groundwater samples were collected from these borings for analysis of volatile organic compounds (VOCs). The results of analyses indicate that tetrachloroethylene (PCE) was detected in the samples collected from B-04 and B-5 at concentrations of 12 and 260 ug/L, respectively. These concentrations exceed the corresponding Commercial Groundwater Vapor Intrusion Human Health Risk Level developed by the San Francisco Regional Water Quality Control Board (RWQCB) of 2.8 ug/L. Trichloroethylene (TCE) was detected in the sample collected from B-04 at a concentration of 0.60 ug/L. The lateral extent of the cVOC impacted groundwater identified in the vicinity of B-4 and B-05 does not appear to have been evaluated. Based on this information, EBI cannot conclude that the cVOC impacted groundwater does not extend beneath the Subject Property at concentrations that have the potential to pose an unacceptable vapor intrusion threat to indoor air at the Subject

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Property. Please note that a report documenting the findings of this investigation was not published and that no additional information was provided regarding the investigation.

2021 Annual WDR Report

Groundwater monitoring (GWM) was conducted at the The Chemours Facility, Oakley Site on behalf of the Chemours Company FC, LLC (Chemours) to comply with Monitoring and Reporting Program (MRP) No. R5-2015-0012-050. The MRP was issued by the Central Valley Regional Water Quality Control Board to monitor and evaluate the performance of the in-situ groundwater treatment portion of the selected remedy for Plume 1 and Plume 2. Sampling of the background, transition, and compliance zone performance monitoring wells (PMWs), and Source Area PMWs was completed on annual or quarterly cycles 2019-2020. Samples were analyzed for COCs and water quality parameters as stipulated by the MRP. The fourth quarter of 2020 data confirm that indicator COC concentrations in Source Area S1 through Source Area S4 groundwater are generally declining. Although indicator COC concentrations in some Source Area PMWs did not decline by an order of magnitude compared to baseline concentrations, indicator COC concentrations were expected to continue decreasing over time. The transition, compliance, and treatment zone PMWs will be sampled annually in 2021. Background PMWs, which are sampled triennially per the MRP, will not be sampled until 2023.

2021 Executive Summary of Environmental History and Current Status

This document was prepared on behalf of NorthPoint Development and NorthPoint Oakley LLC to provide a "brief, high-level overview of some key Site investigation and remediation activities and documents in order to help orient interested parties to the thousands of applicable and relevant site documents." According to Pioneer (2021), "Recent VI investigation reports concluded that VI mitigation is not necessary for the proposed building footprints of NorthPoint Buildings 1, 2 and 5, and DTSC agreed in writing with these conclusions. A total of 84 Oakley Site Key documents were recommended by Pioneer for review.

Conclusions

Based on the findings of the environmental documents reviewed, EBI concludes the following:

•

Significant vadose zone soil impacts (unsaturated soil zone above the underlying groundwater) are    unlikely to be present at the Subject Property based on the following: (1) the Subject Property is located to the southwest of the former manufacturing areas in an upgradient position relative to those areas; (2) the areas of the former ASTs and on-site or eastern adjacent UST(s) appear to have been adequately investigated based on the numerous sampling points in those areas; and (3) according to Pioneer and the DTSC, the constituent concentrations in soil are less than the corresponding residential regulatory screening values.

•

The lateral extent of the cVOC impacted groundwater identified by Pioneer (2020) during the sewer line investigation in March 2020 near what appears to be the northeast Subject Property boundary does not appear to have been adequately evaluated. Based on this information, EBI cannot conclude that the cVOC impacted groundwater does not extend beneath the Subject Property at concentrations that have the potential to pose an unacceptable vapor intrusion threat to indoor air at the Subject Property. The cVOC impacted groundwater identified off-site near what appears to be the northeast portion of the Subject Property represents a REC to the Subject Property.

•

The area of the Subject Property that remains within the Corrective Action Facility Boundary is the parking lot on the northeast portion of the Subject Property. This portion of the Subject Property remains subject to the 2019 Land Use Covenant and Agreement, Environmental Restrictions.

4.2.7 Other Historical Records and Interviews

EBI was provided with several prior environmental reports that document the conditions known by the land owners at this time, as previously referenced in Section 4.2.6. In addition, EBI was provided with an Executive

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Summary addressing environmental conditions at the former DuPont Facility. This Executive Summary is undated, but based on the discussion, it appears to have been prepared in 2018 or 2019, in connection with Northpoint's purchase of the property. This Executive Summary is presented below verbatim.

Executive Summary, 6000 Bridgehead Road — Oakley, CA (Former DuPont Site)

Summary

6000 Bridgehead Road, Oakley California is the former site of a DuPont facility which initially produced an anti-knock agent and then eventually Freon coolant from its opening in 1955 until it’s closure in 1997. The site is considered a "Brownfield", having environmental history which required it’s cleanup and involvement in federal and state programs. The site is approximately 375 acres, the majority being wetland and low-lying areas adjacent to the San Joaquin river to the north. The balance of the developable property (approximately 160 acres) is adjacent to Bridgehead Road to the west and Burlington Northern railroad tracks to the south. The site offers excellent adjacency to highway 160 and highway 4 and is +/- 30 miles as the crow flies from Oakland and the bay area.

Environmental Overview

Chemours has entered into a multi-phased environmental cleanup of the site with the California Department of Toxic Substances Control (DTSC). NorthPoint has entered into an agreement with Chemours to purchase the site "cleaned up" in which the only requirement would be ongoing maintenance of controls such as keeping grass mowed, groundwater monitoring wells functional, and general grounds keeping around the central slough areas. The transaction is planned to occur prior to receipt of no further action and termination from DTSC, however Chemours is obligated to continue cleanup while redevelopment occurs and is required to receive approval from DTSC prior to 2020. The agreement between DTSC and Chemours is backed by a $18mm+ performance and surety bond. NorthPoint may encounter some contaminated groundwater or soil during construction, in which the handling of such contaminants would follow the published soils and ground water management plans approved by DTSC.

Risk Mitigation & Environmental Insurance

NorthPoint will redevelop the site in a manner that will be least impactful to any and all areas of concern where the potential for groundwater or soil contamination may exist. The site will be capped (pavement and buildings) and there will be long term monitoring wells placed by Chemours throughout for future monitoring of the groundwater conditions.

NorthPoint will pursue and enter into a PPA (Protective Purchasers Agreement) with DTSC that would provide a covenant not to sue between the purchaser and DTSC, under all circumstances in which contamination was prior to NorthPoint and existed on the site. The PPA is currently a condition of closing on the property.

NorthPoint has engaged Scott Houldin with Twin Elms to provide an environmental liability policy in the amount of $10mm coverage for 10 years. The policy would cover such occurrences as unknown environmental conditions by both parties (seller/buyer) as well as the cost of certain cleanup or mitigation efforts that may be imposed by federal or state organizations (EPA/DTSC).

Zoning & Entitlement

The property has a current zoning of "SP3 — special district pending". This zoning requires NorthPoint to file for a PDP (Planned Development Plan) with the City of Oakley and negotiate terms of the development through a development agreement. NorthPoint has met with the City of Oakley on a few occasions and the project has been well received with 100% support from Oakley officials. The City has committed to working with NorthPoint to progress the project as quickly and efficiently as possible.

Since the land required a cleanup effort as required by DTSC, there are also certain land use controls placed on the site. Essentially the site could not be used for housing, restaurants, or standard commercial uses, however industrial and warehousing is an acceptable use and what has been envisioned for redevelopment of this site.

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In addition to re-zoning the property into a PDP, the project would undergo a full CEQA EIR (California Environmental Quality Act — Environmental Impact Report). This process is expected to take 6-9 months, and much of the work is underway now. CEQA is a process in which consultants hired by the jurisdictions determine how much impact the project has on the environment, the City, it’s neighbors, and the community as a whole. CEQA is not an "IF", but a "WHEN" and for how much in mitigation fees that would be required. NorthPoint is focused on negotiating much of the CEQA mitigation fees into the development agreement and those discussions have gone well with the City being receptive to that form of incentive. In any event, the current pricing proposal would mitigate escalating CEQA costs to the investor by offsetting with land value, so the return stays the same.

NorthPoint is well underway with the re-zoning and CEQA processes and has a goal to have the site shovel ready by Summer of 2019.

5.0 SUBJECT PROPERTY RECONNAISSANCE

The Subject Property reconnaissance was conducted by Jodi Vanneman, EBI Senior Scientist, on March 31, 2021. Ms. Vanneman was accompanied by Mr. Chris Monahan, Site Superintendent with Clayco, during the site visit.

5.1 METHODOLOGY AND LIMITING CONDITIONS

The Subject Property reconnaissance consisted of visual and/or physical observations of the Subject Property and improvements, adjoining properties as viewed from the Subject Property boundaries, and the surrounding area based on visual observations made from adjacent public thoroughfares. The large paved areas of the Subject Property were observed along the perimeter and in a general grid pattern in safely accessible areas. Building exteriors were observed along the perimeter from the ground, unless described otherwise. Building interiors were observed as they were made safely accessible, unless described otherwise.

At the time of the survey, the weather was sunny and approximately 60 degrees Fahrenheit. During the survey, the building was made readily accessible and the mechanical room and representative interior areas were accessed. There were no significant portions of the Subject Property that were inaccessible or excluded from this survey.

5.2 HAZARDOUS SUBSTANCES AND PETROLEUM PRODUCTS

5.2.1 Hazardous Substances and Petroleum Products (Identified Uses)

Notable hazardous substances or petroleum products in connection with identified uses observed at the Subject Property are described below.

HAZARDOUS SUBSTANCES AND PETROLEUM PRODUCTS
General Type of Material	Approximate Quantity / Container / Material	Location	Storage Condition
Diesel fuel	One 231-gallon diesel AST	Mechanical/fire room	Good: No leaks or spills

5.2.2 Hazardous Substances and Petroleum Products (Unidentified Uses)

EBI did not observe evidence of hazardous substance or petroleum products containers at the Subject Property that were not in connection with identified uses.

5.2.3 Unidentified Substances Containers

EBI did not observe evidence of unidentified substances containers at the Subject Property.

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5.3 WASTE GENERATION, STORAGE, AND DISPOSAL

EBI identified the following waste streams generated at the Subject Property:

WASTE GENERATION, STORAGE, AND DISPOSAL
Classification	Type of Waste / Generation Process	Type of Storage / Location	Disposal Method / Contractor
Non-regulated Solid Waste	Cardboard and municipal waste	Dumpsters in the loading dock and parking area	Contractor removes for off-site disposal
Non-regulated Liquid Waste	Sanitary wastewater	NA - connected to the sanitary sewer system	Iron House Sanitary District
Regulated Solid or Liquid Waste	Returned/damaged/aged products exhibiting hazardous waste characteristics	Numerous plastic bins and a few 50-gallon plastic drums, labeled and segregated on floor and shelves in warehouse	Contractor removes for off-site disposal
Biomedical Waste	One SHARPS container and three medium-sized (<20 gallons) red waste bins	On shelves in warehouse	Contractor removes for off-site disposal

No evidence of improper solid waste management or the improper disposal of hazardous substances or petroleum products was observed at the time of reconnaissance.

5.4 UNDERGROUND STORAGE TANKS (USTS) & ABOVEGROUND STORAGE TANKS (ASTS)

5.4.1 Existing Storage Tanks

Based upon site reconnaissance, interviews, and a review of state and local records, EBI identified no evidence of existing USTs located at the Subject Property. EBI identified the following AST located at the Subject Property.

			STORAGE TANKS
Capacity	Contents	Location	Year Installed	Construction Materials	Leak Detection / Prevention	Staining / Releases
231 gallon AST	Diesel Fuel	Mechanical/fire room used for fire pump system	2020	Single-wall steel tank(s)	AST on top steel frame over concrete block secondary containment	None

5.4.2 Former Storage Tanks

Storage tanks were formerly located on the northeast side of the Subject Property that were associated with the DuPont Facility. These fuel storage tanks are further discussed in Section 4.2.6.

5.5 OIL-CONTAINING EQUIPMENT AND POLYCHLORINATED BIPHENYLS (PCBS)

Polychlorinated biphenyls (PCBs) are a chemical component of many dielectric fluids, heat transfer fluids, hydraulic fluids, lubricating oils, paints, or coatings manufactured prior to July 2, 1979. Equipment that may potentially contain PCBs includes electrical equipment such as transformers or capacitors or hydraulically operated equipment, such as elevators, compaction equipment, or manufacturing equipment. The manufacture and distribution in commerce of PCBs was banned for use in 1979 by the United States Congress, which enacted the Toxic Substance and Control Act (TSCA). In accordance with US Code of Federal Regulations Title 40 - Protection of Environment, Chapter 1 - Environmental Protection Agency, Subchapter R - Toxic Substance Control Act (TSCA), Part 761 - Polychlorinated Biphenyls (PCBs) Manufacturing, Processing, Distribution in Commerce, and Use Prohibitions, the owner of a transformer or other PCB-containing equipment is responsible for equipment maintenance and remediation in the event of a leak or release.

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EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

Based upon the 2020 date of construction, no potential PCB-containing equipment was identified at the Subject Property. However, the following oil-containing equipment was identified at the Subject Property:

OIL-CONTAINING EQUIPMENT
Classification	Type of Equipment	Year Installed / Location	Staining / Releases Identified
Transformers and Fluid-Containing Electrical Equipment	PG&E owned and operated, pad-mounted transformer and two underground vaulted units	Exterior, west side of building and along northern boundary	No

5.6 ADDITIONAL SITE CONDITIONS

The following is a summary of visual and/or physical observations of the Subject Property on the day of the site visit. Photographs of pertinent Subject Property features are presented in Appendix A.

ADDITIONAL SITE CONDITIONS
Condition	Identified
Interior Drains, Trenches, or Sumps	Yes
Interior Stains or Corrosion	No
Unusual Odors	No
Interior Pools of Liquid	No
Stained Soil or Pavement	No
Stressed Vegetation	No
Indications of Solid Waste Disposal	No
Exterior Pits, Ponds, or Lagoons	No
Wastewater or Stormwater Discharge/Disposal	Yes
Oil-Water Separators or Clarifiers	No
Septic Systems or Cesspools	No
Wells (Drinking Water Wells, Monitoring Wells, Agricultural/Irrigation Wells, or Process Water Wells)	No
Petroleum or Natural Gas Pipelines/Easements	Yes

Storm drains are located throughout the site that discharge surface water into the municipal storm drain system and into the wetlands mitigation pond on the southwest side of the Subject Property. No stains were identified around the storm drains observed.

A floor drain was observed in the warehouse to dump mop water. Floor drains are also located in the restrooms. These drains discharge into the municipal sewer system and do not present a concern.

A PG&E natural gas pipeline sign was observed adjacent to the south side of the Subject Property in front of the PG&E fence-enclosed natural gas distribution facility abutting the south side of the Subject Property. Review of the US Department of Transportation National Pipeline Mapping System website at https://pvnpms.phmsa.dot.gov/PublicViewer/ showed natural gas pipelines were located on and/or adjacent to the west, south and southwest sides of the Subject Property.

6.0 INTERVIEWS

The site contact, Mr. Chris Monahan of Clayco, had only recently become familiar with the Subject Property and was not able to provide assistance other than obtaining access to the site. Additionally, a Pre-Survey Questionnaire was forwarded to the designated Subject Property contact. The Pre-Survey Questionnaire was

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EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

not completed; however, a large volume of environmental documentation was provided that was referenced in Section 4.2.

INT	ERVIEWS
Contact / Affiliation	Date of Communication	Years Associated with the Subject Property	Telephone No.
Joel Schrenk Project Manager NorthPoint	10/12/2020	Not Stated	636-293-4679
Terrence Sinnot ROX Financial Associate	10/12/2020	Not Stated	917-892-4907

Pertinent information from the interviews is presented in applicable sections of this report.

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EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

7.0 CONSIDERATIONS OUTSIDE THE SCOPE OF ASTM PRACTICE E 1527-13

The following sections address environmental issues or considerations at the Subject Property that parties may wish to assess in connection with commercial real estate that are outside the scope of ASTM Practice E 1527-13 (non-scope considerations).

7.1 ASBESTOS-CONTAINING MATERIAL (ACM)

Asbestos is a term used to describe a group of six naturally occurring crystalline fiber minerals. Asbestos has excellent thermal stability, a high degree of tensile strength, and has been used extensively in the textile, insulation, and building industries, particularly as a component in fireproofing, decorative coatings, insulation materials, and as reinforcement for plaster binders in building products. Asbestos-containing building materials are generally classified as friable or non-friable. Friable materials are those that can be crumbled, pulverized, or reduced to powder by hand pressure, or by normal use or maintenance can be expected to emit asbestos fibers into the air. Non-friable ACM is a potential concern if it is damaged by maintenance work, demolition, or other activities, at which time it may be considered friable.

Based upon the date of construction and in accordance with the scope of work for this assessment, EBI did not conduct a survey for the presence of ACM.

7.2 RADON

Radon is a naturally-occurring, colorless and odorless radioactive gas that is generated primarily in granitic rocks. The United States Surgeon General has published information that radon is a cause of lung cancer. Radon usually enters a building through openings in the foundation, and therefore is a potential health concern to residents of the lowest level of a building with inadequate ventilation.

The EPA Map of Radon Zones indicates that Contra Costa County is located within a Zone 2 radon area. Zone 2 is defined as an area that has a moderate potential for radon gas, with a predicted average indoor radon screening level between 2.0 picoCuries per liter (pCi/L) and 4.0 pCi/L. The EPA recommended Action Level for radon is 4.0 pCi/L.

Based upon the non-residential nature of the Subject Property and in accordance with the scope of work for this assessment, EBI did not conduct a limited short-term radon screening at the Subject Property.

7.3 LEAD-BASED PAINT (LBP)

Use of lead in household paint was banned by the EPA effective January 1, 1978. The EPA and the U.S. Department of Housing and Urban Development (HUD) consider lead-based paint as containing a lead concentration equal to or greater than 1.0 milligram per square centimeter (mg/cm²) or 0.5% lead by weight, as defined by Title X of the 1992 Housing and Community Development Act.

Based on the date of construction, non-residential land use and in accordance with the scope of work of this assessment, a LBP survey was not conducted at the Subject Property.

7.4 LEAD IN DRINKING WATER

Lead has historically been used in pipes, solder, and brass fixtures used in water distribution systems and building plumbing systems. In 1986, EPA banned the use of lead at concentrations exceeding 0.2% lead in solder and 8% lead in other plumbing materials. Lead in drinking water results primarily from corrosion of lead containing materials in service lines or from corrosion of lead containing materials in building plumbing systems such as lead solder, brass, bronze, and other lead containing alloys. The EPA Action Level for lead in public drinking water supplies is 0.015 parts per million (ppm) or 0.015 milligrams per liter (mg /L).

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EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

Municipal water service is provided to the Subject Property by the Diablo Water District. Potable water is primarily surface water from the Trinity, Sacramento, American and San Joaquin Watersheds and approximately 20 percent is from groundwater wells. Based upon review of the 2019 Annual Water Quality Report, the municipal water supply meets all current criteria established by the Safe Drinking Water Act and local municipal drinking water standards, including those for lead. Based upon the existing municipal water service and in accordance with the scope of work for this assessment, EBI did not conduct lead-in-drinking water sampling at the Subject Property.

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Phase I Environmental Site Assessment	Amazon - Oakley
EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

8.0 FINDINGS, OPINIONS AND CONCLUSIONS

EBI has performed this Phase I Environmental Site Assessment of the Subject Property in conformance with the scope and limitations of ASTM Standard E 1527-13. Any exceptions to, or deletions from, this practice are described in Section 1 of this Report.

This assessment has identified no evidence of recognized environmental conditions (RECs) in connection with the Subject Property except the following:

DuPont conducted manufacturing activities on approximately 378-acre tract that produced chloroflurocarbons (CFCs), fuel additive anti-knock compounds (AKS) and titanium dioxide (TiO2). The manufacturing ceased operations from 1981 to 1999. The Subject Property was formerly operated as part of the DuPoint Facility and was situated on the southwest side of the Facility’s boundaries. Although the entire Subject Property was part of the DuPont tract, the southern approximate two-thirds was never developed for use with the Facility and remained agricultural land (orchards and/or vineyards). The northern approximate third was developed with a parking lot, administrative buildings, an electrical substation, fuel storage and a power house/steam boiler plant. Investigations performed up to 2004 indicated only the northeast corner of the Subject Property may be an area of potential concern due to the former presence of suspect road base materials, storage tanks, and storm water conveyance systems. A 2004 Phase I and II Report presented data that recommended that certain areas of the DuPont land be removed from the Facility boundary that was subject to corrective action as data indicated these areas were never developed as part of the manufacturing facility and/or enough sampling had been performed to indicate no areas required further remedial action. This area was inclusive of the majority of the Subject Property and was referred to as the Western Development Area (WDA). The DTSC agreed and issued a Notice of Final Decision for Corrective Action Completion in 2006. In February and August 2019, a vapor intrusion (VI) investigation was conducted to evaluate whether or not VI mitigation was necessary for proposed Building 1, now addressed as 4000 Wilbur Avenue and soon to be occupied by Amazon at the Subject Property. The current Building 1 footprint is located mostly within the WDA area. The analytical results indicated that the following constituents were detected in at least one groundwater, soil vapor, or ambient air sample: acetone, benzene, carbon tetrachloride, Freon 11, Freon 12, Freon 113, PCE, organolead, and toluene. None of the detected constituents in soil vapor or groundwater exceeded the corresponding USEPA Vapor Intrusion Screening Level (VISL) for commercial land uses except the organolead in the groundwater sample collected from one location. Organolead was not detected in the co-located soil vapor samples or sample locations more proximate to Building 1. Based on this information, it was concluded that VI mitigation was not necessary for the Building 1 footprint. In May 2020, in its letter to Northpoint, the DTSC stated that it concurred with the recommendation that Building 1 could be constructed without a vapor intrusion mitigation system (VIMS).

Based on the findings of the environmental documents reviewed, EBI concludes the following:

•

Significant vadose zone soil impacts (unsaturated soil zone above the underlying groundwater) are unlikely to be present at the Subject Property based on the following: (1) the Subject Property is located to the southwest of the former manufacturing areas in an upgradient position relative to those areas; (2) the areas of the former ASTs and on-site or eastern adjacent UST(s) appear to have been adequately investigated based on the numerous sampling points in those areas; and (3) according to Pioneer and the DTSC, the constituent concentrations in soil are less than the corresponding residential regulatory screening values.

•

In March 2020, Pioneer Technologies Corporation (Pioneer) advanced six borings (B-01 through B-06) near what appears to be the northeast portion of the Subject Property as part of a "sewer line investigation." Grab groundwater samples were collected from these borings for analysis of volatile organic compounds (VOCs). The results of analyses indicate that tetrachloroethylene (PCE) was detected in the samples collected from B-04 and B-05 at concentrations of 12 and 260 ug/L, respectively. These concentrations exceed the corresponding Commercial Groundwater Vapor Intrusion Human Health Risk Level developed by the San Francisco Regional Water Quality Control Board (RWQCB) of

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EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

2.8 ug/L. Trichloroethylene (TCE) was detected in the sample collected from B-04 at a concentration of 0.60 ug/L. The lateral extent of the chlorinated volatile organic compound (cVOC) impacted groundwater identified in the vicinity of B-4 and B-05 does not appear to have been evaluated. Based on this information, EBI cannot conclude that the cVOC impacted groundwater does not extend beneath the Subject Property at concentrations that have the potential to pose an unacceptable vapor intrusion threat to indoor air at the Subject Property. Based on this information, further investigation of the cVOC impacted groundwater identified near the northeast Subject Property boundary is warranted. Please note that a report documenting the findings of this investigation was not published and that no additional information was provided regarding the investigation. The cVOC impacted groundwater identified off-site near the northeast portion of the Subject Property represents a REC to the Subject Property.

•

The area of the Subject Property that remains within the Corrective Action Facility Boundary is the parking lot on the northeast side of the Subject Property. It is also noted that no further remedial action is reportedly required for that portion of the Subject Property that remains within the Corrective Action Facility Boundary. The 2019 Land Use Covenant listed all the parcels that comprise the Subject Property as being within the Covenant boundaries; however, only the northeast side of the Subject Property appears to be part of the Restricted Use area on which only the northeast corner of the warehouse building is located and is mostly developed with a parking lot.

•

The majority of the Subject Property that is part of the WDA is considered to represent an HREC and the northeast side of the Subject Property is considered to represent a CREC to the Subject Property due to the 2019 Land Use Covenant.

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EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

9.0 RECOMMENDATIONS

Based upon the findings of this investigation, EBI offers the following:

•

A limited subsurface investigation near the northeast portion of the Subject Property would be required to evaluate if the cVOC impacted groundwater extends beneath the Subject Property at concentrations that have the potential to pose a vapor intrusion threat to indoor air at the Subject Property. Estimated Cost: TBD.

•

Follow the disclosure and restrictions as presented in the 2019 Land Use Covenant (LUC) and Agreement that minimally require notifications incorporated into the deeds and leases for any portion of the Subject Property. For the Restricted Area on the northeast side of the Subject Property, prohibited uses (residential, hospital, school, day car, and others) along with other prohibited activities (some types of drilling, groundwater extraction, and other activities), proper soil management and other requirements (access rights, inspections , other) must be followed. EBI understands based on information provided by the client that this recommendation is being addressed in the Purchase Agreement Documents. A copy of the LUC is appended. Action Item.

•

Follow procedures provided in the Soil and Materials Management Plan. EBI understands based on information provided by the client that construction of the existing building was done in compliance with the SMP. Since construction is already complete, there is no action required absent future construction or excavation activity. A copy of this Plan is appended. Action Item.

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EBI Project # 1121001887	4000 Wilbur Avenue, Oakley, California

10.0 REFERENCES

Source Reviewed	Date(s)	Source Details
Annual Groundwater Monitoring Report, Oakley Site	May 31, 2020	Parsons
Building 1 Vapor Intrusion (VI) Investigation Technical Memorandum (Updated), Oakley Site, 6000 Bridgehead, Road, Oakley, California	April 2, 2020	Pioneer Technologies Corporation
Building 1 Vapor Intrusion Investigations Technical Memorandum, Former Chemours Plant, Oakley California, EPA I.D. No. CAD0099151671	May 21, 2020	California Department of Toxic Substances Control
EDR City Directory Abstract (Inquiry Number 6226307.8S) Ship Date: October 14th, 2020	1992, 1995, 2000, 2005, 2010, 2014, 2017	EDR, 6 Armstrong Road, Shelton, CT 06484, (800) 352-0050.
EDR Aerial Photo Decade Package (Inquiry Number 6226307.7S) Ship Date: October 14th, 2020	1937, 1939, 1949, 1950, 1958, 1963, 1966, 1972, 1979, 1982, 1984, 1998, 2006, 2009, 2012, 2016, 9999	EDR, 6 Armstrong Road, Shelton, CT 06484, (800) 352-0050.
EDR Sanborn Map Search/Print (Inquiry Number 6226307.5S) Ship Date: October 14th, 2020	NA	EDR, 6 Armstrong Road, Shelton, CT 06484, (800) 352-0050.
EDR Radius Map Report (Inquiry Number 06418469.2r) Ship Date: March 24, 2021	NA	EDR, 6 Armstrong Road, Shelton, CT 06484, (800) 352-0050.
EDR Historical Topo Map (Inquiry Number 6205484.4S) Ship Date: September 25th, 2020	1910, 1952, 1968, 1978,1980, 2012.	EDR, 6 Armstrong Road, Shelton, CT 06484, (800) 352-0050.
Executive Summary of Environmental History and Current Status, Oakley Site, Contra Costa County, California	February 5, 2021	Pioneer Technologies Corporation
Final Plume 1 and Plume 2 Groundwater Corrective Measures Implementation Plan (CMIP), Chemours Oakley Site	August 13, 2018	Parsons
Focus Area #2, Soil RFI Report, DuPont Oakley Site, Oakley, California	October 2014	Pioneer Technologies Corporation
Land Use Covenant and Agreement, Environmental Restrictions (LUC), by/between The Chemours Company FC, LLC and Department of Toxic Substances Control	May 31, 2019	NA
Notice of Final Decision for Corrective Action Completion, Former DuPont Facility, 6000 Bridgehead Road, Oakley, California 94561-2940, Contra Costa County	May 1, 2006	California Department of Toxic Substances Control
Plume 1 and Plume 2 Groundwater Corrective Measures Study Report, Chemours Oakley Site, Contra Costa County, California. EPA ID. No. CAD009151671	May 24, 2017	Pioneer Technologies Corporation
Plume 1 and Plume 2 Groundwater Corrective Measures Implementation Quarterly Report, Chemours Oakley Site, Oakley, California	November 2019	Parsons
RCRA Facility Assessment Supplement, Du Pont De Nemours & Company, Antioch, California	April 1993	Department of Toxic Substances Control, Region
Soil and Materials Management Plan, Chemours Oakley Site, Oakley, California	November 2019	Pioneer Technologies Corporation
Western Development Area Phase I and Phase II Environmental Site Assessment, Dupont Oakley Site	October 19, 2004	Corporate Remediation Group
2015 Annual Groundwater Monitoring Report, Chemours Oakley Site, Oakley, California, EPA ID CAD 009151671	March 1, 2016	Parsons
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2020 Annual WDR Report for Plume 1 and Plume 2 Groundwater CMI, Oakley Site	January 2021	Pioneer Technologies Corporation

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